Redacted portions have been marked with asterisks (****). Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

                                                          CONFIDENTIAL TREATMENT

                                                                   EXHIBIT 10.29


                             WILTEL COMMUNICATIONS,
                                     L.L.C.

                                        &

                              NORTHERN TELECOM INC.










                            DISTRIBUTORSHIP AGREEMENT

                                TABLE OF CONTENTS


                         ARTICLE ONE
               ESTABLISHMENT OF DISTRIBUTORSHIP

Section 1.1    DEFINITIONS:                                              Page 1

Section 1.2    EFFECTIVE DATE                                            Page 5

Section 1.3    TERM, RENEWAL, REPLACEMENT, AND EXPIRATION                Page 5

Section 1.4    GRANT OF DISTRIBUTION RIGHTS                              Page 6

          Section 1.4.1   EXISTING DISTRIBUTORS                          Page 6
          Section 1.4.2   RESERVATION OF RIGHTS                          Page 6

Section 1.5    NON-EXCLUSIVE RELATIONSHIP                                Page 6

Section 1.6    AFFILIATES OF DISTRIBUTOR                                 Page 7

Section 1.7    NO FAVORED DISTRIBUTOR                                    Page 7

                         ARTICLE TWO
                  OBLIGATIONS OF THE PARTIES

Section 2.1    DISTRIBUTOR'S OBLIGATIONS                                 Page 8

          Section 2.1.1  DISTRIBUTION STANDARDS                          Page 8

               Section 2.1.1.1  DISTRIBUTION TO OTHER THAN END USERS     Page 9
               Section 2.1.1.2  SPECIFIC ACCOUNT PROGRAM (a)             Page 10

          Section 2.1.2  MINIMUM DISTRIBUTION LEVEL                      Page 11

          Section 2.1.3  ADVERTISING AND PROMOTION                       Page 12

          Section 2.1.4  USE OF MARKS                                    Page 12

          Section 2.1.5  OPERATING REQUIREMENTS                          Page 13

                    Section 2.1.5.1     SERVICE CENTERS                  Page 13
                    Section 2.1.5.2     SERVICE STANDARDS                Page 13
                    Section 2.1.5.3     RIGHT TO ENSURE SERVICE          Page 13
                    Section 2.1.5.4     RIGHT TO INSPECT INSTALLATIONS   Page 14

          Section 2.1.6   RECORD KEEPING AND REPORTING                   Page 14

          Section 2.1.7   SUBCONTRACTING TO THIRD PARTIES                Page 14

          Section 2.1.8   SALES AGENT AUTHORIZATION                      Page 15

                                 ARTICLE THREE
                             OBLIGATIONS OF NORTEL



SECTION 3.1    SUPPORT OF DISTRIBUTOR BY NORTEL                         Page 17

SECTION 3.2    ACCOUNT DIRECTOR/MANAGER                                 Page 18

SECTION 3.3    TRAINING                                                 Page 18

SECTION 3.4    PRODUCT CATALOG                                          Page 18

SECTION 3.5    NORTEL SUPPORT IN EVENT OF CATASTROPHE                   Page 18

SECTION 3.6    PROGRAMS OF SUPPORT                                      Page 19

SECTION 3.7    PROTECTION AGAINST POTENTIAL LIABILITIES                 Page 19

                                  ARTICLE FOUR
                             PROVISION OF PRODUCTS

SECTION 4.1    PRODUCT SPECIFICATIONS                                   Page 19

   SECTION   4.1.1   DRAWINGS AND SPECIFICATIONS                        Page 19
   SECTION   4.1.2   FCC REGISTRATION                                   Page 19
   SECTION   4.1.3   RFE/EMI STANDARDS                                  Page 19
   SECTION   4.1.4   CHANGES IN DESIGN OR MANUFACTURE                   Page 20
   SECTION   4.1.5   RETROFITS                                          Page 20
   SECTION   4.1.6   OCCUPATIONAL SAFETY AND HEALTH                     Page 21

SECTION 4.2    SALE AND PURCHASE OF PRODUCTS                            Page 21

   SECTION   4.2.1   FORECAST OF ORDERS                                 Page 21
   SECTION   4.2.2   DELIVERY; TITLE; RISK OF LOSS; SECURITY INTEREST   Page 21
   SECTION   4.2.3   NET DISTRIBUTOR PRICE; TAXES; CHANGES IN PRICE     Page 22
   SECTION   4.2.4   PAYMENT TERMS                                      Page 23

SECTION 4.3    SOFTWARE LICENSES                                        Page 23

SECTION 4.4    LIMITED WARRANTIES                                       Page 25

   SECTION   4.4.1   LIMITED WARRANTY OF TITLE                          Page 25
   SECTION   4.4.2   LIMITED HARDWARE AND SOFTWARE WARRANTIES; NO
                     SERVICE WARRANTY                                   Page 25
   SECTION   4.4.3   CONDITIONS PRECEDENT                               Page 25
   SECTION   4.4.4   LIMITATION ON WARRANTIES                           Page 26
   SECTION   4.4.5   POST WARRANTY SUPPORT                              Page 26
   SECTION   4.4.6   LONG TERM SOFTWARE SUPPORT                         Page 27
   SECTION   4.4.7   CESSATION OF MANUFACTURE; CHANGES IN DESIGN;
                     ALLOCATION OF PRODUCT; RELEASE OF NEW PRODUCTS     Page 27

                                 ARTICLE FIVE
                            PROPRIETARY INFORMATION

SECTION 5.1    DISCLOSURE OF PROPRIETARY INFORMATION                  18
SECTION 5.2    APPLICATION OF RESTRICTION                             18
SECTION 5.3    SURVIVAL OF RESTRICTION                                18


                                  ARTICLE SIX
                COMPLIANCE WITH LAWS: GRATUITIES AND INSURANCE

SECTION 6.1    COMPLIANCE WITH LAWS                                   18
SECTION 6.2    GRATUITIES                                             18
SECTION 6.3    INSURANCE COVERAGE                                     18
SECTION 6.4    MISCELLANEOUS OBLIGATIONS
               SECTION 6.4.1  RIGHT OF ACCESS/HARMONY                 19
               SECTION 6.4.2  PLANT AND WORK RULES                    19
               SECTION 6.4.3  PERSONAL RELEASES VOID                  19


                                 ARTICLE SEVEN
                       BREACH OF AGREEMENT: TERMINATION

SECTION 7.1    BREACH OF THIS AGREEMENT                               19
SECTION 7.2    TERMINATION OF DISTRIBUTOR                             19
SECTION 7.3    TERMINATION FOR STATED CAUSES                          19
SECTION 7.4    SUPPORT OF DISTRIBUTOR AFTER TERMINATION               20
SECTION 7.5    FORCE MAJEURE                                          20


                                 ARTICLE EIGHT
                         GENERAL TERMS AND CONDITIONS

SECTION 8.1    LIMITATION OF LIABILITIES                              21
SECTION 8.2    GENERAL INDEMNITIES                                    21
SECTION 8.3    INTELLECTUAL PROPERTY INFRINGEMENT                     21
SECTION 8.4    ENFORCEMENT OF INDEMNITIES
               SECTION 8.4.1  NOTICE OF CLAIMS                        22

                                  ARTICLE NINE
                                 MISCELLANEOUS

SECTION 9.1    ASSIGNMENT AND DELEGATION                              23

SECTION 9.2    NOTICES                                                23

               SECTION 9.2.1  ADDRESS FOR NORTEL                      23
               SECTION 9.2.2  ADDRESS FOR DISTRIBUTOR                 23

SECTION 9.3    SURVIVAL OF SOFTWARE LICENSES AND SUBLICENSES          23

SECTION 9.4    ANNEXES INCORPORATED                                   24

SECTION 9.5    GOVERNING LAW                                          24

SECTION 9.6    PRINCIPLES OF INTERPRETATION

               SECTION 9.6.1  SEVERABILITY                            24
               SECTION 9.6.2  HEADINGS FOR CONVENIENCE ONLY           24
               SECTION 9.6.3  WAIVERS OR AMENDMENTS                   24
               SECTION 9.6.4  SURVIVAL OF OBLIGATIONS                 24

SECTION 9.7    PRODUCT REFERENCE GUIDE AND PRODUCT CATALOG            24

SECTION 9.8    ENTIRE AGREEMENT                                       25

                          DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement ("Agreement") is entered into by and between Northern Telecom Inc., a corporation created and existing under the laws of the State of Delaware ("Nortel"), and WilTel Communications, L.L.C., a limited liability company created and existing under the laws of the State of Delaware ("Distributor").

Nortel desires to obtain assistance in the sale, installation, and maintenance of its products covered by the terms of this Agreement within specified portions of the United States.

Distributor desires to become one of Nortel's distributors, and to sell, install, and maintain Nortel's products which are covered by the terms of this Agreement within those specified portions of the United States.

Therefore, the Parties agree:

                                   ARTICLE ONE
                        ESTABLISHMENT OF DISTRIBUTORSHIP

Section 1.1    DEFINITIONS:

For the purpose of this Agreement certain terms have been defined below:

"Affiliate" or "Affiliates": shall mean certain legal entities related to Distributor and agreed to in writing in Annex C to this Agreement.

"Class A Corrective Retrofits": shall mean retrofits to Products shipped pursuant to this Agreement which are designed to correct electrical or mechanical conditions rendering the Product functionally inoperable or creating a significant safety hazard.

"Class B Corrective Retrofits": shall mean retrofits to Products shipped pursuant to this Agreement which are designed to correct conditions or performance deficiencies not requiring a Class A Corrective Retrofit.

"Commercial List Price": shall mean the price or license fee in U.S. dollars specified in the Product Catalog for the ordered Products, Software and/or Services in effect on the date the order is accepted by Nortel.

"Designated Hardware": shall mean the Hardware for which specific Software was supplied.

"Disclosing Party": shall mean that party to this Agreement which, in any particular instance, discloses Proprietary Information to the other party.

"Distribute" or "Distribution": shall mean the offer or sale, lease, or rent of Hardware, or the offer or transfer of a license to use Software in connection with Designated Hardware as an agent for Nortel or Nortel's suppliers, to End Users.

"Distributorship Agreement": shall mean this Agreement plus the version of the Product Reference Guide, in effect from time to time, for Products made available to Nortel Authorized Distributors under this Agreement. Nortel from time to time may have contractual arrangements for the distribution of other products or other terms and conditions, which will not be deemed subject to or available under this Agreement.

"Distributor Discount": shall mean the amount in U.S. Dollars calculated by multiplying the Commercial List Price by the distributor discount percentage specified in the product Catalog for that particular Product.

"Effective Date": shall mean the date on which this document shall first become an effective and binding obligation on the parties. The Effective Date shall be determined as provided in Section 1.2.

"End User" or "End Users": shall mean a customer or customers buying, leasing, or renting Hardware, and/or acquiring the right to use Software, for its own use, or for the use of a related entity specifically identified to Distributor in writing and for which the customer is acting, without charge, as a purchasing agent. Lessors appearing in the chain of Distribution of the Product solely as an incident of the provision of financing for the Distribution of the Product shall be considered End Users but only for so long as only the lessor or the lessee under such lease, but not both, shall have all rights against, and duties to,

Distributor and/or Nortel, as a result of the Software licensing procedures permitted or required under this Distributorship Agreement. Except as provided above, no customer buying in anticipation of Distributing such Products can be an End User.

"Formal Notice": shall mean notice as defined in Section 9.2.

"Gross Distributor Price": shall mean the amount, in U.S. dollars, resulting from the subtraction of the Distributor Discount from the Commercial List Price for an order of a particular Product.

"Hardware": shall mean any physical portion of a Nortel or third party Product, including money circuits and media upon which Software may be delivered, but excluding Software.

"Mark": shall mean the trademarks, trade names and service marks now owned by, licensed to, or hereafter obtained by Nortel or its suppliers for Products or services or any portion thereof.

"Minimum Distribution Level": shall mean an amount of a particular Product, measured at the Net Distributor Price, paid to Nortel, and established each year by Nortel for each Product, as a measure of the minimum acceptable effectiveness of Distributor in Distributing that Product within the Territory during a specified period.

"Net Distributor Price": shall mean the amount, in U.S. dollars, resulting from the subtraction of any applicable Other Discount from the Gross Distributor Price for an order of a particular Product, and which a Distributor must pay to:
(1) acquire title to specific Hardware; or (2) acquire specific Software for Distribution purposes or internal use purposes pursuant to a Software License.

"Nortel Authorized Distributor": shall mean, with respect to any particular Product, any business entity with which Nortel shall have executed a Distributorship Agreement for Distribution of that Product in the Territory described in the Distribution Agreement.

"Other Discount": shall mean an amount, in U.S. dollars, calculated by multiplying a designated percentage which may be specified from time to time by Nortel in the Product Catalog or by other appropriate written notification to Distributor. The concept of Other Discounts is intended to provide a means by which Nortel management may, from time to time and at its discretion, institute discounts on a Product in addition to the Distributor Discount. Other Discounts are generally limited in time, location, purpose or type of intended End User.

"Product" or "Products": shall mean either Hardware or Software which Distributor is authorized to Distribute pursuant to the terms of this Agreement.

"Product Catalog": shall mean that version of a Product Catalog, whether in hard copy, or software on tangible media, or made available through on-line services provided to authorized Distributors for Nortel Products, as the prime source of pricing and ordering information which is in effect on the date of order acceptance.

"Product Reference Guide": shall mean that version of a Product reference guide that is provided to authorized Distributors as a source of Product information and a reference guide to additional Product documentation which is in effect on the date of order acceptance.

"Proprietary Information": shall mean any of: (1) information or data, in any form (including but not limited to Software), which is either a trade secret of the Disclosing Party or any of Nortel's suppliers, or in which the Disclosing Party or any of Nortel's suppliers, holds any form of intellectual property right, whether or not conspicuously marked to indicate its confidential or proprietary nature; or (2) general business information, in any form not readily available to the public which is of a nature that a reasonably prudent businessperson would normally consider confidential, regarding the conduct of business of the parties, and/or between the parties, and/or between the other party and any End User (whether or not marked to indicate its nature); or (3) any information regarding actual or potential future business and/or Product plans of the other party (whether or not marked to indicate its nature) which is not considered by all parties to this Agreement to be in the public domain.

"Receiving Party": shall mean that party to this Agreement which, in any particular instance, receives Proprietary Information.

"Regulatory Retrofits": shall mean retrofits to Products shipped pursuant to this Agreement and which are designed to comply with changes in applicable requirements imposed by appropriate governmental authority.

"Sales Agent": shall mean an individual or business entity with written authorization from Distributor to act for Distributor in accordance with
Section 2.1.8 of this Agreement.

"Service Center": shall mean an appropriate physical facility, permanently staffed with employees of Distributor, and meeting the Nortel requirements specified in the Product Reference Guide.

"Significant Ownership Change": With regard to a Distributor, Significant Ownership Change shall mean a transfer of a direct or beneficial interest (as that term is defined for purposes of compliance with the regulations of the U.S. Securities and Exchange Commission) in the control or profits of a
Distributor: (1) of 20% or greater; or (2) of any amount sufficient to cause a change in majority ownership; whichever is leSection With regard to an Affiliate, Significant Ownership Change shall mean a reduction of a direct or beneficial interest (as that term is defined for purposes of compliance with the regulations of the U.S. Securities and Exchange Commission) in the control or profits of the Affiliate directly or indirectly held by Distributor or Distributor's parent: (1) of 20% or greater; or (2) of any amount sufficient to cause such beneficial interest to fall from a majority to less than a majority; whichever is leSection

"Software": shall mean any set of one or more computer programs which is composed of routines, subroutines, concepts, processes, algorithms, formulas, ideas, know how, model, generated code, source code, and/or related documentation, some or all of which are trade secrets and/or are copyrighted or patented, in whole or in part, severally owned by or licensed to Nortel and/or one or more of Nortel's suppliers, regardless of the particular delivery medium in or on which such intangible assets licensed under this Agreement may be embodied. The term Software shall also include any corrections, patches, updates, or revisions to Software originally Distributed.

"Software Documentation": shall mean publications supplied with Software, which may be in various media, to explain the construction, operation, and/or use of the Software by the End User.

"Software License": shall mean the Nortel software license in Annex D of this Agreement or as appropriate any applicable third party software license.

"Standard Lead Time": shall mean Nortel's most recent publicly announced estimated interval between acceptance of an order for a particular Product by Nortel and the expected date of shipment of that order to Distributor.

"Standard Price Item": shall mean any merchandise or service, other than Hardware or Software, offered or provided to Distributor by Nortel in furtherance of the purposes of this Distributorship Agreement.

"System": shall mean Hardware and Software necessary to deliver a particular functioning configuration of Product to an End User specified by Nortel in the applicable Product Catalog.

"Territory": may be described as: (1) a geographic area lying within the boundaries of states and/or counties and/or cities; or (2) a geographic area coextensive with a regulated utility serving area; or (3) a class list of customers, or any combination of the three. Territory may consist of more than one discrete geographical area and may be different for each authorized Product. For purposes of this Agreement, "Territory" shall mean the Distributor's authorized Territory for each authorized Product specified in Annex A to this Agreement.

"United States": shall mean the fifty (50) states of the United States of America and the District of Columbia.

"UTAM": shall mean the Unlicensed PCS (UPCS) Ad Hoc Committee for 1.9 GHz Transition and Management. UTAM is designated by the FCC as the coordinator of deployment of UPCS devices and relocation of incumbent microwave equipment in the UPCS band.

Section 1.2    EFFECTIVE DATE

This Agreement shall become effective on January 1, 1998 or the date this Agreement is executed by a duly authorized Nortel representative, whichever is later. The effective date for Territory and Product authorizations shall be the effective dates specified in the relevant Annex A and Annex B to this Agreement. Furthermore, Distributor agrees to be bound by the Product specific terms and conditions in the Product Reference Guide that is in effect on the date the Product order is accepted by Nortel.

Section 1.3    TERM, RENEWAL, REPLACEMENT, AND EXPIRATION

The term of this Agreement shall begin on the Effective Date and shall expire at midnight, Central Time, December 31, 2000, unless sooner terminated in accordance with the termination provisions of this Agreement, or renewed as provided below. On or before October 1 of the year prior to the last calendar year of an initial or renewal term, Nortel shall provide Formal Notice to Distributor of Nortel's intention: (1) to renew this Agreement for an additional three years from the end of the then current term; or (2) to replace this Agreement, at the expiration of the then current term, with a different Agreement (in which case Nortel shall attach a copy of the new Agreement to the Formal Notice); or (3) to allow this Agreement, and the Distributor relationship, to expire at the end of the then current term. Failure of Nortel to provide such Formal Notice shall be deemed an election by Nortel of option
(1). If either option (1) or (2) is unacceptable to Distributor, or if Nortel shall elect option (3), then the last calendar year of the then current term shall be considered a "wind-down" or "disengagement" period. Distributor shall notify Nortel within sixty (60) days of receipt of Nortel's Formal Notice of Nortel's intent to pursue either option (1) or (2) if either option (1) or (2) is unacceptable to Distributor.

Section 1.4    GRANT OF DISTRIBUTION RIGHTS

Nortel hereby grants to Distributor, for use only during the Term and only within the Territory, a personal, non-transferable, non-exclusive right to: (1) purchase Hardware in one or more of the product groups ("Product Groups") set forth in Annex B from Nortel; (2) thereafter retain the Hardware for its own use, for inventory purposes or to distribute the Hardware; (3) use Software for Distributor's internal purposes pursuant to the terms and conditions of a Software License; and (4) Distribute Software. Distributor's right to Distribute Software shall include the right to order Software and retain same in inventory solely for Distribution purposes.

The relationship of the parties under this Agreement shall be, and shall at all times remain, one of independent contractors and not that of franchiser and franchisee or joint venture. For the purpose of software licensing only, the relationship of principal and agent is established. All persons furnished by either party to accomplish the intent of this Agreement shall be considered solely the furnishing party's employees or agents.

         Section 1.4.1   EXISTING DISTRIBUTORS

         Distributor acknowledges that Nortel has an existing network of Distributors, some or all of which may have authorization to Distribute within the Territory one or more of the Products covered by the terms of this Agreement. Upon request, Nortel will provide Distributor with a list of Nortel Authorized Distributors, sorted by state and county, and the authorized Territory and Products of each.

         Section 1.4.2   RESERVATION OF RIGHTS

         Nortel may appoint additional Nortel Authorized Distributors, and may itself and/or through any direct or indirect parent, subsidiary, subsidiary of a parent, representative or agent Distribute the Products covered by this Agreement, within the Territory and in competition with Distributor, irrespective of the grant of rights to Distributor contained within this Agreement.

Section 1.5    NON-EXCLUSIVE RELATIONSHIP

This Agreement is non-exclusive and, except as specifically provided otherwise herein, shall not be construed: (1) to require Distributor to purchase only from Nortel (except to the extent that new Nortel Products for resale may only be purchased from Nortel, or in limited circumstances as described in Section
2.1.1.1 from other Nortel Authorized Distributors); (2) to require Distributor to purchase any specific amount of Product from Nortel (except to the extent that failure to purchase may result in termination of this Agreement); (3) to require Nortel to sell all or any specific proportion of its output to Distributor; or (4) to require Nortel to refrain from selling all or any portion of its output to any other entity.

Section 1.6    AFFILIATES OF DISTRIBUTOR

Affiliates initially agreed to by the parties are listed in Annex C. Provided
Distributor: (1) causes each Affiliate to agree in a writing addressed to Nortel to be bound by all of the provisions of this Agreement (or if it does not obtain such writing, shall be deemed to warrant that it has full rights, power to and does sign this Agreement on behalf of itself and each named Affiliate), each of which shall be bound by all of the provisions of this Agreement, and (2) specifies and obtains Nortel's written authorization as to a Territory for each named Affiliate, which Territory may extend no further than the boundaries of Distributor's Territory, except to the extent restricted by the guaranteeing Distributor in Annex C, then each such Affiliate shall have all rights of a Nortel Authorized Distributor under this Agreement. By agreeing to list an entity as an Affiliate, Distributor hereby guarantees the performance of its Affiliates' obligations to Nortel and/or Nortel's suppliers. The provisions of this Agreement shall apply to each Affiliate individually, but termination (by either party) of this Agreement between Nortel and Distributor shall cause an automatic termination with respect to all Affiliates. Affiliates may be added to or deleted from Annex C by mutual written agreement.

Section 1.7    NO FAVORED DISTRIBUTOR

It is the intention of Nortel to execute a Distributorship Agreement with each Nortel Authorized Distributor which, except for Territory, Affiliates, Products and Sales Agents, is identical in substance to the Distributorship Agreement between Nortel and every other Nortel Authorized Distributor. To that end, Nortel shall promptly inform Distributor of al substantive differences between this Agreement and any Distributorship Agreement executed by Nortel with any other Nortel Authorized Distributor. Nortel and Distributor shall then execute a new Agreement to replace this Agreement, and such new Agreement shall embody all such changes which, in the reasonably exercised opinion of Distributor, do not adversely affect Distributor's rights and obligations under this Agreement. Nothing in this contractual provision shall be deemed to require either Distributor or Nortel to renew or replace, or refrain from renewing or replacing, this Agreement. Renewal or replacement shall be governed by the provisions of Section 1.3.

                                   ARTICLE TWO
                           OBLIGATIONS OF THE PARTIES

Section 2.1    DISTRIBUTOR'S OBLIGATIONS

Distributor hereby accepts appointment as a Nortel Authorized Distributor and agrees, in accordance with the following standards, to devote all commercially reasonable efforts to diligently promote the Distribution of the Products within its authorized Territory and to satisfy the needs of its End Users within that Territory.

         Section 2.1.1   DISTRIBUTION STANDARDS

         (a) DISTRIBUTOR SHALL:

                    (1) perform or comply with the required Product training, pricing and support services specified in the Product Reference Guide; and

                    (2) offer to all of its End Users a warranty for each Product sold which is substantially as comprehensive as the warranty extended to Distributor by Nortel for the same Product; and

                    (3) be responsible for that portion of any warranty to any End User which exceeds, whether in time or scope, that provided for the applicable Product to Distributor by Nortel under the terms of this Agreement, and which was expressly granted or implied to that End User by Distributor; and

                    (4) provide Nortel, upon Nortel's written request, with a copy of an audited or certified financial statement of Distributor, including a balance sheet, income statement, and statement of changes in financial position, for the most recent fiscal year of Distributor ending not less than ninety days before the date of Nortel's request; and

                    (5) comply with all federal, state and municipal laws and regulations applicable to Distributor's performance as a Distributor of the Product and related services under this Agreement. Additionally, Distributor shall comply with instructions given by UTAM with respect to Distribution and deployment of Products in the Unlicensed PCS Spectrum.

         (b)      DISTRIBUTOR SHALL NOT:

                    (1) except as expressly allowed under Section 2.1.1.1, Distribute Products to anyone whom Distributor knows or reasonable should know are not End Users; or

                    (2) except as expressly allowed under Section 2.1.1.2 Distribute Products for installation outside the Territory; or

                    (3) Distribute Products at locations within the Territory at which Distributor is unable to provide the service required by this Agreement; or

                    (4) convert, adjust, alter or modify Products, except to the extent such action is in strict accord with the provisions of the applicable Product Reference Guide, or is authorized in writing by Nortel; or

                    (5) remove, alter, disconnect or negate any of the safety features incorporated into Products; or

                    (6) Distribute any Product which is represented to an End User to be a genuine, new and unused Product unless it is known to Distributor to be, in fact, genuine, new and unused because it was acquired from Nortel by Distributor pursuant to this Agreement; or

                    (7) Distribute Software to anyone from whom Distributor has not received and retained in its files a properly executed Software License; provided, however, that in the event Distributor installs Software for an End User which requires acceptance of the software license by opening a sealed package or acceptance of an electronic software license during installation, Distributor shall require End User to accept such software license in the manner indicated prior to installing the Software; or

                    (8) take any action which could reasonably be foreseen to cause a material adverse effect upon the goodwill of Nortel and/or the quality and functionality of Nortel Products.

                  Section 2.1.1.1     DISTRIBUTION TO OTHER THAN END USERS

                  (a) Nortel recognizes that instances may arise in which Distributor may wish to engage in forms of Distribution not allowed by this Agreement, such as some form of joint venture with or subcontract from parties other than Nortel or another Nortel Authorized Distributor, for the Distribution of a limited amount of Products to a particular End User in a transaction in which the contract signed by the End User will be with an entity other than Distributor or an Affiliate. If Distributor wishes to engage in such Distribution, it shall submit to Nortel a written request specifying: (1) the proposed End User; (2) the party proposing to contract with the End User; (3) the particular configuration of Product involved; (4) the installation location; (5) that Distributor will be contractually bound, and contractually entitled, to install the Products and to maintain them through the end of the warranty period; (6) that Distributor will offer to maintain the Product for the period following the warranty period specified in the Product Reference Guide, and, if Distributor intends to subcontract the obligations of Section 2.1.1.1(a)(5) and Section 2.1.1.1.(a)(6) as allowed by Section 2.1.7, then (7) the identity of the subcontractor which will be used. Within ten business days of receipt of such a request, Nortel will notify Distributor of whether Nortel will approve a deviation from the terms of this Agreement based upon the information provided.

                  (b) In each instance in which Distributor is engaging in activities contemplated by Section 2.1.1.1(a) and provides Nortel with Formal Notice which would constitute: (1) a representation that the value of the portion of the prime contract with the End User which is being subcontracted to Distributor constitutes less than 33% of the total value of such prime contract; (2) a representation that Distributor will not further subcontract its obligations to any entity except to Nortel or another Nortel Authorized Distributor within that Distributor's Territory and only if such other Distributor has a service center appropriately located to provide, at the installation location, the level of service required by this Agreement; and
                            (3) representations providing to Nortel the information requested bySection 2.1.1.1(a)(1) throughSection 2.1.1.1(a)(7); then Nortel will not object to such Distribution activity, and approval may be considered automatic upon Nortel's receipt of the required Formal Notice.

                  Section 2.1.1.2     SPECIFIC ACCOUNT PROGRAM

                  (a) From time to time, Nortel may specify a limited number of End User accounts which may be called premier accounts, national accounts, major accounts, large accounts, or other appropriate name, which appear likely to purchase Nortel Products for installation in widely dispersed geographic locations within the United States. If Distributor's Territory encompasses less than the entire United States, then, at the request of such an account, and/or at the request of Distributor, Nortel, in its sole discretion, may name Distributor as authorized to distribute to that End User account without regard to the restrictions of Distributor's Authorized Territory, but nevertheless only within the United States. Any such designation shall only be effective if made to Distributor, in writing, by Nortel.

                  (b)       Nortel will consider accounts for such designation:
                            (1) if the principal place of business of the End User is within the Territory and (2) if Distributor provides Nortel with a copy of a written request to Distributor from the account demonstrating a relationship and asking that Distributor offer to provide the Products to the account wherever the account may have operations within the United States. If Distributor is designated by Nortel as a supplier to such an account, then notwithstanding
                            Section 1.4, Distribution to that account will be deemed to occur at the address of the principal place of business of the account within the Territory. However, for any Distribution of the Products to that account by Distributor for installation outside the Territory, the provisions of Section 2.1.7(a)(3) shall not be available to Distributor, and Distributor must either install the Product itself or subcontract the installation to Nortel or to a Nortel Authorized Distributor. Establishment by Distributor of a Service Center outside the Territory in order to service such a specific account shall not be construed to authorize Distribution to any other accounts outside the Territory, except such other accounts as may be specifically designated by Nortel pursuant to this
                            Section 2.1.1.2.

                  (c) Nortel may, in its discretion, appoint an account manger for any account so designated, who shall be responsible for coordinating Distributor sales to that account, and who, in the course of such coordination, shall engage in such direct contact with the End User as may be reasonably necessary.

                  (d) Nortel may, in its sole discretion, revoke its authorization to Distribution pursuant to this Section 2.1.1.2 or its designation of any account as a specific account at any time and for any reason. Upon receipt of Formal Notice of such revocation, Distributor shall immediately cease Distributing to that account outside the Territory. In such instance, Distributor may honor any formal proposals for individual and specific installations which had already been offered to the account as of the date of receipt of the Formal Notice. In the event of such a revocation, Nortel will offer to Distributor Nortel's Support Agreement to allow Distributor to continue to support those installations of Products Distributed to the account by Distributor outside its Territory during the period the account was designated to be within the scope of this section.

         Section 2.1.2   MINIMUM DISTRIBUTION LEVEL


         Nortel may establish, in writing, on or before October 1 of each year, or subsequent to such date as appropriate, a product line ("Product Line") and associated Minimum Distribution Level for that Product Line. For ease of administration, the Minimum Distribution Level shall be stated and measured in terms of the dollar value of each Product Line for which Distributor shall have paid Nortel during the applicable period or any pro rata portion thereof. In the event that Distributor fails to meet the Minimum Distribution Level established by Nortel for a particular year, Nortel shall have the right, in its sole discretion, with or without other cause (1) to terminate this Agreement; or (2) to terminate Distributor's right to Distribute Products for which Minimum Distribution Levels have not been met; or (3) to assess **** in order for Distributor to continue as a Nortel Authorized Distributor for the remainder of the year following the year in which the Minimum Distribution Level was not met.



------
**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

         Section 2.1.3   ADVERTISING AND PROMOTION

         Distributor shall not advertise or promote the Products outside the Territory. Distributor shall not hold itself out within the Territory as a Nortel Authorized Distributor or other than those Products as to which Distributor has been authorized to Distribute in Annex B to this Agreement. Distributor and Nortel shall regularly discuss planned advertising and promotional efforts with respect to the Products. Except as otherwise expressly agreed in writing, Distributor shall bear all promotional, display and operating expenses incurred by it with respect to the Distribution of the Products. Nothing contained in this
         Section 2.1.3 shall imply any right in Nortel to pre-approve or screen Distributor's advertising and/or promotional efforts. However, Nortel shall have the right to prohibit the continued use by Distributor of specific advertising and/or promotional materials which Nortel reasonably believes will damage Nortel's reputation. Nortel shall not use Distributor's name, tradename, or trademark in any advertising or promotion without Distributor 's prior written consent.

         Section 2.1.4   USE OF MARKS

         (a) Distributor shall Distribute Products only under the Marks used by Nortel and/or Nortel's suppliers, as appropriate. Distributor shall make no use of the Marks which use would imply that Distributor was a Nortel Authorized Distributor of any products other than those Products as to which Distributor has been authorized to Distribute in Annex B, hereto.

         (b) From time to time, by use of the Products Catalog, or other appropriate written notification, Nortel shall notify Distributor of current Marks and any changes thereto. Distributor shall not alter, obliterate, cover or remove any Marks, serial number, or other symbols, characteristics or legends appearing on any Product (including any associated packaging, labels, manuals, and/or documentation). All Marks are proprietary to Nortel or Nortel's suppliers, as the case may be.

         (c) This Section 2.1.4 shall not be construed to grant to Distributor, or any End User, any general license to use such Marks. Distributor shall not use or display any Marks except in connection with the advertising, promotion or Distribution of the Products within the Territory and in accordance with the provisions of this Agreement. Distributor shall not use or claim any Mark which is identical, or confusingly similar, to any of Nortel's or Nortel's suppliers' Marks. Except as expressly allowed by this Agreement, Distributor shall not affix any different or additional Mark or other publicly visible identifying Mark, symbol, logo or characteristic to any Product. Distributor, in any of its advertising or quotations to potential End Users which includes references to any Mark, shall, at least once in a prominent place in each such reference clearly indicate by the use of "(TM)", or "(R)", as appropriate, that the particular Mark is that of Nortel or of the particular Nortel supplier, as the case may be. Upon termination or expiration of this Agreement Distributor's privilege to use the Marks shall expire, and Distributor shall immediately discontinue the active use of same in connection with any business conducted by Distributor, except for such use directly related to final disposal of any inventory of Products held by Distributor on the date of termination or expiration.

         Section 2.1.5   OPERATING REQUIREMENTS

                  Section 2.1.5.1     SERVICE CENTERS

                  Distributor agrees to comply with the requirements for the establishment and maintenance of Service Centers, service standards and response time standards for each authorized Product as specified in the Product Reference Guide.

                  Section 2.1.5.2     SERVICE STANDARDS

                  Nortel Products shall be Distributed, installed and maintained in a manner which will neither damage the quality or functionality of the Products or the reputation of Nortel nor require extraordinary technical support from Nortel in order to resolve installation and/or maintained problems.

                  Section 2.1.5.3     RIGHT TO ENSURE SERVICE

                  In the event that Nortel shall have received a written complaint from an aggrieved End User under warranty from Distributor or maintenance contract with Distributor, which compliant includes representations that the End User is not in breach of its contract with Distributor and which leads Nortel to reasonably believe that Distributor has failed to comply with service standards and response standards as specified in the Product Reference Guide, then Nortel may elect to provide the required service itself or through such contractor or contractors as Nortel may reasonably choose. Before acting on an election under the preceding sentence, Nortel: (1) shall notify Distributor of such election; and (2) shall notify Distributor of Nortel's intention to wait 24 hours from the time of such notice for Distributor to take corrective action before itself taking any such action, except in circumstances in which Nortel believes that failure to act immediately may endanger life and/or property. Except to the extent that Nortel is able to require the complaining End User to pay for services Nortel chooses to provide, such services shall be provided at Distributor's expense. In such case, Distributor shall have no claim of any kind against Nortel.

                  Section 2.1.5.4     RIGHT TO INSPECT INSTALLATIONS

                  Subject to receipt of permission from the affected End User, Nortel shall have the right, at any time and with reasonable written notice to Distributor, to inspect any installation of Products by Distributor, in order to ensure that the requirements of this Agreement are being met. Upon receipt of written request from Nortel, Distributor shall make all commercially reasonable efforts to obtain any necessary permission from the affected End User for such inspection and to arrange a time permitting Distributor personnel to accompany Nortel if Distributor so wishes. Nortel shall advise Distributor of the results of any such inspection.

         Section 2.1.6   RECORD KEEPING AND REPORTING

         Distributor shall maintain a record of its Distribution of the Products in order to comply with the requirements imposed upon Nortel by Nortel's suppliers of Software and for Distributor's and Nortel's protection in the event that products liability, copyright infringement, trade secret misappropriation, or intellectual property misuse claims related to the Products should arise. Such records shall include: (1) documentation of Distributor's purchases of Hardware; (2) documentation of Software ordered and received from Nortel from Distribution and internal use purposes; (3) documentation of Distributor's Distribution of Products to End Users; and (4) copies of Software Licenses executed by each End User to which Software is licensed. Distributor shall retain a copy of those records specified in subsection (4) above and shall use all commercially reasonable efforts to retain a copy of the records specified in subsections (1) (2) and
         (3), for at least ten years from the date of Distribution of the Product and such obligation shall survive the termination of this Distributorship Agreement. Distributor may, upon termination of this Agreement, satisfy the requirement to retain such records by delivering complete and accurate copies of such records to Nortel and formally assigning to Nortel all of Distributor's rights under all then effective Software Licenses. Nortel, and any of Nortel's suppliers of Software Distributed through Distributor which have ben identified to Distributor in writing by Nortel and which are accompanied by Nortel personnel, shall have a limited right, upon reasonable notice to Distributor, to examine Distributor's records regarding the Distribution of such Nortel or Nortel supplier generated Software pursuant to the terms of this Agreement. Distributor will cooperate fully with Nortel or any of its Software suppliers in the defense or prosecution of any suit in which the existence or non-existence of a Software License is either an issue or any aspect of such Software License is in question.

         Section 2.1.7   SUBCONTRACTING TO THIRD PARTIES

         Distributor's obligations under this Agreement may be subcontracted only as follows:

         (a) Distributor may subcontract the installation, warrant period maintenance, and post-warranty period maintenance of a Product for which Distributor may contractually obligate itself, only to: (1) Nortel; or (2) another Nortel Authorized Distributor within that Distributor's Territory if such other Distributor has a Service Center appropriately located to provide the level of service required by the Product Reference Guide; or
                  (3) any other third party with the prior written approval of Nortel, which approval may be withheld for any reason solely in Nortel's discretion.

         (b) No subcontract shall relive Distributor of primary responsibility to Nortel for the performance of Distributor's obligations under this Agreement.

         Section 2.1.8   SALES AGENT AUTHORIZATION

         (a) If Distributor is authorized in Annex B to use Sales Agents in the Distribution of a particular Product, then Distributor, with Nortel's prior authorization with respect to each proposed agent and subject to the provisions of subsections 2.1.8(b) through (f) below, may appoint Sales Agents for the purpose of selling Products within the scope of the Distributor's Product Authorization and Territory.

         (b) Contracts between Sales Agents and the Distributor shall not grant or purport to grant the right for Sales Agents to use Nortel's trademarks, tradename or logos.

         (c) Authorization by Nortel for Distributor to establish Sales relationships by Nortel shall not constitute any release or waiver by Nortel of any Distributor's covenants, obligations, duties or indemnities under the Agreement.

         (d) Distributor shall not give, disclose, provide copies or otherwise make Nortel's Product Catalog, price manuals, price lists, electronic pricing aids, or any other such forms of documentation containing Nortel's prices or discounts to its Sales Agents.

         (e)      When using Sales Agents, Distributor shall:

                  (1) Purchase all Products from Nortel. Nortel will not accept any orders from a Sales Agent. Distributor must pass title to Products (other than Software) directly to the End User, and the Sales Agent may not be in the chain of title. Distributor will be responsible for assuring that each End User executes appropriate Software Licenses as described elsewhere in this Agreement.

                  (2) Remain responsible to the End User for the quality and timeliness of all functions and work performed by a Sales Agent.

                  (3) Place calls or other requests for support to Nortel. Nortel support will be provided only to Distributor's own employees. Nortel will not accept calls or other requests for support from Sales Agents.

                  (4) Appoint Sales Agents only pursuant to written contracts reflecting fully the requirements of the terms and conditions set forth in this Section 2.1.8 and, to the extent applicable, the terms and conditions of this Agreement, and make them available to Nortel for inspection upon request. Further, such contracts shall prohibit Sales Agents from altering or modifying Nortel Products.

                  (5) Provide adequate Product training to Sales Agents in order to ensure they are fully capable of fulfilling all requirements for which they are authorized.

                  (6) Require Sales Agents to participate in completing Nortel's Customer Satisfaction Surveys.

                  (7) Provide to Nortel a monthly report or orders for Products sold by each Sales Agent.

                  (8) Provide in contracts with Sales Agents that the Sales Agents shall indemnify and hold Nortel harmless from any liabilities, proceedings, damages or costs arising out of or related to any misrepresentation made about Nortel or the Products to anyone or any act or omission related to or arising from any failure to comply with the terms and conditions of its contract with Distribu tor, or its obligations related to this Agreement.

                  (9) Ensure Sales Agents are authorized to sell only Products sold by Distributor within Distributor's authorized Territory.

                  (10) Provide in contracts with Sales Agents that their appointment will terminate upon the earliest of termination or expiration of this Agreement, or Nortel's revocation of Distributor's right to appoint Sales Agents.

                  (11) Indemnify, defend and hold Nortel harmless from any claims, suits or proceedings, damages, liabilities, and costs (including, without limitation, reasonable attorneys' fees) which are attributable to any act or omission of a Sales Agent, including, but not limited to, any which arise from injury to or death to persons or loss of or injury to property, which are in any way connected with Sales Agent's performance related to this Agreement or its contract with Distributor.

                  (12) Remain responsible for all warranty obligations to the End User and for all Product returns from the End User in accordance with the terms and conditions of this Agreement.

                  (13) Disclose to the End User that a Sales Agent may perform the sales function only and may not perform installation, diagnostic or maintenance services, or work on-site.

                  (14) Advise the Sales Agent of all the limitations imposed on Sales Agents by this Agreement (including, without limitation, Nortel's right to require the termination of a Sales Agent's authorization).

         (f) Nortel reserves the right to require Distributor to terminate its relationship with a Sales Agent within thirty (30) days following Formal Notice. Circumstances wherein Nortel in its sole discretion may invoke such a right shall include, but are not limited to:

                  (1) Failure of the Distributor or the Sales Agent to abide by the terms and conditions specified herein; or

                  (2) Failure of the Sales Agent to achieve satisfactory ratings on Nortel's Customer Satisfaction Surveys; or

                  (3) Misrepresentations by the Sales Agent to End Users, potential End Users or others about the Products, services and/or warranties available, or the relationship the Sales Agent has with the Distributor or Nortel; or

                  (4) Any other reason that in the sole judgment of Nortel is necessary to achieve Nortel's distribution strategy or to comply with the law.

                                  ARTICLE THREE
                              OBLIGATIONS OF NORTEL

Section 3.1    SUPPORT OF DISTRIBUTOR BY NORTEL

Nortel shall provide Distribution and promotional support to Distributor as provided in the following sections. Each item and type of support, except provision of a Product or Product Catalog, is considered a Standard Price Item. Nortel reserves the right: (1) to discontinue offering any Standard Price Item;
(2) to add any Standard Price Item; (3) to institute, raise or lower price for any Standard Price Item; and (4) to announce and/or change the terms and conditions upon which Standard Price Items are offered. Nortel will give Distributor thirty (30) days prior Formal Notice of any such changes. In the provision of such support, Nortel shall not take any action, other than as authorized in this Agreement, which could reasonably be foreseen to cause a material adverse effect upon the goodwill of the Distributor. A Standard Price
Item is not eligible for Distributor Discount or Other Discount.


Section 3.2    ACCOUNT DIRECTOR/MANAGER

Nortel shall appoint one or more Account Directors and/or Account Managers who shall be responsible for providing administrative support and coordination to Distributor. An Account Director or Manager may provide support to one or more Distributors in connection with the Distribution of the Products. The Account Director/Managers shall have no authority to interpret or vary the terms of this Agreement or other notices or programs issued in support of this Agreement.

Section 3.3    TRAINING

Nortel will provide access to Nortel's Training Centers for various forms of training for employees of Distributor. Training shall be offered and provided on such terms and conditions as Nortel may specify in technical training catalogs or other appropriate forms of written notice to Distributor and, unless otherwise specified by Nortel in the applicable technical training catalog, shall be strictly limited to bona fide employees of Distributor and/or bona fide employees of Distributor's subcontractors authorized by Nortel in accordance with Section 2.1.7 and Section 2.1.8. In all cases in which Distributor wishes Nortel to accept employees of subcontractors for training, Distributor shall identify such employees, and Nortel shall invoice Distributor, which shall be responsible for paying for such training.

Section 3.4    PRODUCT CATALOG

Nortel shall provide Distributors with a reasonable number of Product Catalogs, as the price source of pricing and ordering terms and conditions on either paper or electronic media. Each Product Catalog is considered proprietary and is provided to Distributor as a loan. Upon termination of this Agreement, Distributor shall promptly return all Product Catalogs to Nortel.

Section 3.5    NORTEL SUPPORT IN EVENT OF CATASTROPHE

Nortel will make all commercially reasonable efforts, at its then usual charges (including, without limitation thereto, charges for overtime), to assist Distributor in recovering from the effects of a catastrophic occurrence upon Distributor's installed base of Products within the Territory. Nothing in this Agreement shall require Nortel to maintain inventories or stand in any state of readiness to assist Distributor. In the event of a catastrophe affecting the installed base of Products of more than one Nortel Authorized Distributor, Nortel may divide its support efforts among the affected Distributors as deemed by Nortel to be most reasonable. In each instance in which Distributor requests support in event of catastrophe, Distributor shall notify Nortel of the existence or lack of written contractual Agreements between Distributor and the End User needing such support which contract protects Nortel against liability to such End Users for incidental, special and/or consequential damages arising out of Nortel's performance. Nortel reserves the right to deny support in the absence of such protection.

Section 3.6    PROGRAMS OF SUPPORT

From time to time, Nortel may announce programs of support to Distributors of End Users. All of such programs are subject to all limitations of liability contained in this Agreement.

Section 3.7    PROTECTION AGAINST POTENTIAL LIABILITIES

In any case in which Distributor requests and accepts any form of pre-sale or post-sale support, which support involves direct contact between Nortel and an End-User, Distributor shall obtain a written agreement with that End User which includes both warranty and general contractual disclaimers as to any direct Nortel liability for warranties or for any incidental and consequential losses, damages or claims of that End User, or failing to do so shall indemnify and hold Nortel harmless from such claims, demands or damages.

                                  ARTICLE FOUR
                              PROVISION OF PRODUCTS

Section 4.1    PRODUCT SPECIFICATIONS

         Section 4.1.1   DRAWINGS AND SPECIFICATIONS

         Drawings and technical specifications for Products which are available to Authorized Distributors are identified in the Product Reference Guide.

         Section 4.1.2   FCC REGISTRATION

         Nortel represents and warrants that any Product sold to Distributor pursuant to this Agreement which is subject to, and not exempted by,
         Part 68 of the Rules and Regulations of the Federal Communications Commission in effect at the time of such sale ("Part 68"), is registered under and complies with Part 68, including (without limitation thereto) all labeling and customer instruction requirements. In the event of a breach of the warranty of this Section 4.1.2, a condition precedent to any duty on the part of Nortel to remedy the breach and to the indemnity stated herein, shall be that the Product was installed within the Distributor's Territory in accordance with the terms of the Agreement.

         Section 4.1.3   RFE/EMI STANDARDS

         Nortel represents and warrants that any Product sold to Distributor pursuant to this Agreement which is subject to, and not exempted by,
         Part 15, Subpart A & B of the Rules and Regulations of the Federal Communications Commission in effect at the time of sale, will comply with the requirements in Part 15, Subpart A & B of the Rules and Regulations of the Federal Communications Commission. In the event of a breach of the warranty of this Section 4.1.3, a condition precedent to any duty on the part of Nortel to remedy the breach and to the indemnity stated herein shall be that the Product was installed within the Distributor's Territory in accordance with the terms of this Agreement.

         Section 4.1.4 CHANGES IN DESIGN OR MANUFACTURE

         (a) Any Product shipped by Nortel in fulfillment of an accepted order shall not contain any change from those design and/or manufacturing specifications in place on the date the order was accepted. For the purposes of this provision, a change is defined as an action which materially, adversely, and measurably impacts reliability, form, fit, or function.

         (b) Nortel shall give Distributor thirty (30) days written notice of Nortel's intent to commence accepting orders for Products containing any change in the design and/or manufacture which materially, adversely, or measurable impacts reliability, form, fit, or function. For all changes in design and/or manufacture of Products, Nortel shall provide Distributor with revisions to the applicable Northern Telecom Practices manual or other specifications as promptly as is reasonably possible.

         Section 4.1.5   RETROFITS


         If Nortel shall determine that a need exists to make either Class A Corrective Retrofits or Class B Corrective Retrofits, then Nortel shall so notify Distributor within thirty (30) days of the date of such determination by means of appropriate documentation. Nortel shall use all commercially reasonable efforts to develop required Corrective Retrofits and, when and if such Corrective Retrofits are developed, shall provide to Distributor without charge, one Corrective Retrofit kit for each affected item of Product delivered to Distributor pursuant to this Agreement. Nortel will install all Class A Corrective Retrofit kits with its own personnel, or such personnel as it may contract and at its own expense, provided Distributor first: (1) obtains permission from the affected End User for Nortel personnel to work on the End User's affected Product during normal business working hours and at such time as is reasonably convenient to both Nortel and the End User; and (2) when necessary, obtains the affected End User's permission to take the affected Product out of service during the time necessary to install the Class A Corrective Retrofit kit; and (3) has obtained from the End User a written Agreement protecting Nortel against liability for any incidental, special and/or consequential damages to such End User as a result of performance by Nortel. Installation of Class B Corrective Retrofit kits at affected End User sites shall be the responsibility and obligation of Distributor, at Distributor's expense, unless Nortel is providing post-warranty maintenance to the affected Product under contract to the affected End User, in which case Nortel will install the Class B Corrective Retrofit kit at Nortel's expense. If Nortel shall determine that a need exists to make Regulatory Retrofits, then Nortel shall notify Distributor by means of appropriate documentation. When a Regulatory Retrofit kit is developed, Nortel shall offer, at such price as it may announce, and on its then standard terms and conditions, to provide such Regulatory Retrofit kit for all affected Products delivered to Distributor pursuant to this Agreement.


         Section 4.1.6   OCCUPATIONAL SAFETY AND HEALTH

         When required by the Occupational Safety and Health Act, Nortel shall provide to Distributor appropriate documentation for any Product shipped to Distributor by Nortel.

Section 4.2    SALE AND PURCHASE OF PRODUCTS

         Section 4.2.1   FORECAST OF ORDERS

         In order to assist Nortel in keeping the Products' price competitive in the marketplace, the Distributor, on or before February 1, May 1, August 1, and November 1 of each year, shall prepare and submit a written "rolling" forecast of Distributor's anticipated orders of each Product for the 12-month period beginning two months after the forecast due date (i.e., beginning April 1, July 1, October 1, and January 1, respectively).

         Section 4.2.2   DELIVERY; TITLE; RISK OF LOSS; SECURITY INTEREST

         (a) The Net Distributor Price of any ordered Products is based upon delivery on board the carrier, which may be either a carrier, which may be either a common carrier or may be Nortel, at Nortel's factory or warehouse of origin, or for Products imported from Nortel's factories located outside the United States, at the United States port of entry. Title to Hardware shall pass to Distributor, and tender and acceptance shall occur when Nortel duly surrenders possession to the common carrier, or if Nortel is acting as carrier, upon departure from the factory or warehouse of origin loading dock or port of entry as the case may be. Risk of loss to Product shall pass to Distributor upon delivery at the destination specified in Distributor's order. Provided Nortel shall promptly make a replacement shipment of Products for any Products lost for more than five business days or damaged in shipment, Nortel shall have no liability to Distributor for non-delivery or late delivery in such circumstances. Unless otherwise requested by Distributor, Nortel will normally ship all Products to Distributor by "best way" surface freight. Nortel will prepay the common carrier, or if it acts as the carrier will itself initially bear the cost of shipping, and will in all cases invoice Distributor for all shipping charges incurred in addition to the Net Distributor Price. If Nortel acts as the carrier, Nortel may charge and invoice freight charges not to exceed the then available comparable commercial rates for the shortest usual commercial route from the shipping point or port of entry to the point of destination for such carriage, and shall assume all risks of carriage as if it was a common carrier. If requested by Distributor, Nortel will ship by air or other available means, but reserves the right to assess and invoice additional handling charges for non-standard shipment methods; such additional handling charges shall be a Standard Price Item and will be listed in the Product Catalog or Product Reference Guide or quoted to Distributor in advance of shipment. Nortel reserves the right to reject any order or portion thereof for any reason. If Nortel is unable to fill an order in full, partial shipment may be permitted. Provided Distributor authorizes a partial shipment, then Nortel shall invoice Distributor for the Products contained in the partial shipment and Distributor will not withhold payment of such invoice because of the remaining unfilled portion of the order.

         (b) Upon request, Distributor shall grant to Nortel, in writing, a security interest in all Products to be delivered to Distributor pursuant to this Agreement, and any proceeds thereof, to secure payment of the purchase price, and shall sign appropriate financing statements naming Distributor as debtor and Nortel as secured party, as may be necessary for Nortel to perfect its security interest under Article 9 of the Uniform Commercial Code. Upon receipt of payment in full of the purchase price of the Product as to which the security interest was granted, Nortel shall promptly file a satisfaction of any financing statement filed with respect thereto. Refusal or failure of Distributor to grant any requested security interest and/or to sign any requested financing statement shall entitle Nortel to refuse to ship any order.

         Section 4.2.3   NET DISTRIBUTOR PRICE; TAXES; CHANGES IN PRICE


         (a) The Net Distributor Price for any order of Products shall be calculated as follows: (1) the Commercial List Price in effect on the date Nortel accepts the order less the applicable Distributor Discount equals the Gross Distributor Price; (2) The Gross Distributor Price less any Other Discounts equals Net Distributor Price. All discounts will be stated in percentage terms. The Net Distributor Price does not include any applicable handling charges, interest charges, freight charges, insurance charges, cancellation charges, or rescheduling charges, or any applicable sales, use, and/or privilege taxes, all of which will be invoiced to Distributor in addition to the Net Distributor Price.


         (b) Nortel shall not invoice Distributor for any federal or state sales, use, value added or privilege tax if Distributor has provided Nortel with a valid exemption certificate from the state imposing the tax (which usually will be the state to which the order is shipped).

         (c) Nortel reserves the right to change the Commercial List Price, and/or change or eliminate discounts.

         Section 4.2.4   PAYMENT TERMS


         (a) Except as otherwise stated in the Product Reference Guide or Product Catalog, Nortel will invoice Distributor as of the date that a full or partial shipment is made, or for services upon completion thereof but no less often than monthly if services continue from month to month. Any invoiced amount shall be due and payable thirty days after the date of the invoice. If an invoice contains one or more amounts which are disputed, as well as one or more amounts which are not, Distributor agrees it will not withhold any amount(s) which are not disputed. All amounts past due shall accrue interest from the thirty-first day following the date of the invoice at the rate of one percent (1%) per month (or such lesser rate as may be the maximum permissible rate under applicable law). Nortel reserves the right to refuse to grant credit to Distributor at any time and for any reason and to insist upon cash on delivery or cash-in advance transactions.

         (b) Notwithstanding the above, Nortel will invoice Distributor the purchase price for any Meridian SL-100 system as follows:

                  10% upon execution of the "Meridian SL-100 Installation Subcontract" and acceptance of Distributor's order by Nortel; and
                  80% upon shipment of the central processor unit of the system; and
                  10% upon in-service date or 60 days from the completion of testing, whichever occurs first.



Section 4.3    SOFTWARE LICENSES

         (a) Distributor's failure to fully abide by all of the software provisions of this Agreement shall be deemed in breach of this Agreement and Nortel or an aggrieved Nortel supplier through Nortel may, upon its election and in addition to any other rights and remedies that it may have, require the termination of Distributor's right to Distribute Software under this Agreement. Such election may be made with respect to all Software or only the affected Software supplied to Distributor pursuant to this Agreement. Exercise of such option shall require that Nortel give Distributor written notice of such breach with no less than thirty days in which to cure, specifying with reasonable particularity the nature of the claimed breach and the Software with respect to which the election is made.

         (b) If Distributor's right to Distribute Software under this Agreement shall have been terminated, then within thirty days of such termination, Distributor shall deliver all affected Software in Distributor's possession (including all back-up copies) to Nortel for credit at a price equal to the price paid by Distributor to Nortel, render unusable all portions of the affected Software placed in any storage apparatus under Distributor's control and certify such destruction to Nortel in writing, and provide Nortel with originals of the Software License for all copies of the affected Software previously Distributed by Distributor. Distributor's obligations under this Section 4.3 shall survive the expiration or termination of this Agreement, regardless of the cause of such expiration or termination.

         (c) Nortel expressly reserves the right to modify the Nortel Software License. Such modified Software License shall apply to all Software transactions between Nortel and Distributor and/or between Distributor and End User occurring after the Formal Notice of the modification. Any such modification shall not require the replacement of currently effective Software Licenses until such time as such End Users order additional Software.

         (d)      Distributor must Distribute Software only to End Users which:
                  (1) acquire from Distributor the title to the accompany Hardware which was obtained by Distributor from Nortel by means of a particular order issued pursuant to this Agreement and installed within the authorized Territory; or (2) hold title to Hardware acquired other than from Distributor but installed within the authorized Territory; and (3) execute the Nortel Software License. Distributor shall pay Nortel the license fee designated in the Product Catalog. Distributor may choose to absorb the majority of the fees charged by Nortel and/or Nortel's suppliers or to pass those fees on to the End User/Licensee, in part, unchanged, or marked-up, as Distributor may see fit. However, Distributor must obtain consideration for use of the Software.

         (e) Distributor shall maintain a properly executed Software License from each End User ordering Software from Distributor. Distributor shall use all commercially reasonable efforts to ensure that each End User complies with all of the requirements of the Software License. If Distributor becomes aware of an End User breaching the Nortel Software License, then Distributor shall promptly advise Nortel in writing of the identity of such End User and the nature of the breach. Distributor shall cooperate, in any commercially reasonable manner requested, at the expense of Nortel and/or Nortel's suppliers, in any legal action or potential legal action by them against the End User in material breach, related to that breach. Distributor shall indemnify and hold Nortel harmless from any claims, demands or damages if Distributor violates any provisions of this section.

Section 4.4    LIMITED WARRANTIES

Nortel warrants the Hardware and/or Software supplied to Distributor and installed within the authorized Territory in accordance with the following provisions and any additional Product specific warranty provisions in the Product Reference Guide.

         Section 4.4.1   LIMITED WARRANTY OF TITLE

         Nortel warrants that it will deliver good title to all Hardware sold to Distributor pursuant to this Agreement, free and clear of any claims, liens, encumbrances, or security interests of any kind except any security interest obtained from Distributor by Nortel pursuant to
         Section 4.2.2(b). The exclusive remedy of Distributor for breach of the warranty contained in this Section 4.4.1 shall be to require Nortel, without cost to Distributor, to promptly clear the title to the Hardware.

         Section 4.4.2 LIMITED HARDWARE AND SOFTWARE WARRANTIES; NO SERVICE WARRANTY

         The Hardware and Software Limited Warranties, and exclusive remedies with respect to each of them, are set forth in detail in the Product Reference Guide by applicable Product Group.

         Nortel provides no warranty in connection with or for any service provided by it to Distributor.

         Section 4.4.3   CONDITIONS PRECEDENT

         In addition to any conditions precedent contained in the sections of the Product Reference Guide describing each warranty, conditions precedent to any obligation upon Nortel to remedy any breach of warranty shall be that:

         (a) Nortel shall not have declared a termination of this Agreement;

         (b) the particular item of Product with respect to which the warranty is being invoked shall have been Distributed in compliance with all requirements of this Agreement without respect to the question of materiality to the whole of this Agreement;

         (c) the Product in question shall not have been altered, or repaired by any party other than Nortel, and if a System is involved, the System shall not have been maintained by any other party other than Nortel, Distributor or another Nortel Authorized Distributor, qualified with respect to that System and under subcontract to Distributor, without Nortel's prior written consent;

         (d) Hardware defects, or Software failures shall not have been the result of mishandling, abuse, misuse, improper storage, improper installation, improper maintenance, or improper operation (including use in conjunction with equipment electrically or mechanically incompatible) by any party other than Nortel;

         (e) the Product shall not have been damaged by fire or explosion (other than fire or explosion directly attributable to a Product defect), power failure, lightning or other induced power surge, act of God, or any other cause whatsoever not attributable to Nortel;

         (f) Nortel shall have received from Distributor, prior to the expiration of the warranty period, written notice stating with reasonable particularly the claimed breach of warranty;

         (g) The burden upon Distributor to prove compliance with the above conditions precedent shall not arise unless and until Nortel shall notify Distributor in writing that Nortel believes that one or more of such conditions has not been met. Such notice shall specify with reasonable particularity the alleged failure to meet these conditions precedent.

         Section 4.4.4   LIMITATION ON WARRANTIES

         THE WARRANTIES AND REMEDIES CONTAINED IN THIS AGREEMENT AND THE PRODUCT REFERENCE GUIDE CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE PRODUCTS PROVIDED TO DISTRIBUTOR PURSUANT TO THIS AGREEMENT AND DISTRIBUTOR'S EXCLUSIVE REMEDIES IF SUCH WARRANT TIES ARE BREACHED. THE STATED WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS, OR IMPLIED, INCLUDING, WITHOUT LIMITATION THERETO, THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. THERE ARE NO WARRANTIES WITH RESPECT TO SERVICES PROVIDED BY NORTEL. NORTEL SHALL NOT BE LIABLE TO OR THROUGH DISTRIBUTOR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE OR FOR ANY REASON, ARISING OUT OF THIS AGREEMENT, EVEN IF NORTEL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE NET DISTRIBUTOR PRICE DESCRIBED ELSEWHERE IN THIS AGREEMENT IS BASED UPON AND IS IN PARTIAL CONSIDERATION FOR THIS LIMITATION ON WARRANTIES AND REMEDIES.

         Section 4.4.5   POST WARRANTY SUPPORT


         Nortel shall provide, at its then current prices, support for Nortel Products for which the warranty period shall have expired in accordance with the Product Reference Guide. For Products manufactured by third parties, the manufacturer may discontinue their Products. Nortel makes no guarantee as to the availability of any of these Products, whether for new system sales or for installed base sales or whether the Products are available in the U.S. Market. However, Products may be returned for repair at prices established by Nortel if they are repairable items for which necessary components are available to Nortel.

         Section 4.4.6   LONG TERM SOFTWARE SUPPORT

         Long term software support shall be provided for each Product Group to the extent defined in the then current Product Reference Guide.

         Section 4.4.7 CESSATION OF MANUFACTURE; CHANGES IN DESIGN; ALLOCATION OF PRODUCT; RELEASE OF NEW PRODUCTS




         Nortel expressly reserves the following rights with respect to the offer of Products to Distributor: (1) to cease manufacturing, distributing, supporting, except as provided in the "Life Cycle Support" provision in the Product Reference Guide, any Products not constituting an entire line of Products, upon **** written notice to Distributor; and (2) to cease manufacturing, distributing, supporting, except as provided in the "Life Cycle Support" provisions in the Product Reference Guide, an entire line of Products upon **** written notice to Distributor; (3) except as provided in Section 4.1.4, "Changes in Design or Manufacture", to alter the design specifications, configuration, construction, material, or manufacturing methods applicable to any Product, without notice, provided that such alteration does not materially and adversely affect the performance of the Product; and (4) to allocate limited supplies of Product among all Nortel Distributors as reasonably seems most equitable to Nortel in light of all information then available to it; and (5) to release new Products and Product improvements only pursuant to a controlled release program, and under such program to allocate such Products to and among such Nortel Distributors as Nortel, in its sole discretion, may determine.



------
**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

                                  ARTICLE FIVE
                             PROPRIETARY INFORMATION

Section 5.1    DISCLOSURE OF PROPRIETARY INFORMATION

Except as permitted otherwise by law, the Receiving Party shall keep confidential Proprietary Information of the Disclosing Party and Nortel's suppliers using the same degree of care that it uses to safeguard its own Proprietary Information of a similar nature, but not less than reasonable care, and shall not disclose Proprietary Information of the Disclosing Party or of Nortel's suppliers, to any but its own employees with a need to know the Proprietary Information in furtherance of the purposes of this Agreement. With respect to Software, this obligation may be expanded, amplified or modified by the terms of the Software License; in the event of a conflict between a Software License and this Article 5, the Software License shall control.

Section 5.2    APPLICATION OF RESTRICTION

The restrictions of this article shall not apply: (1) to Proprietary Information which enters the public domain without fault of the Receiving Party; or (2) to Proprietary Information which the Receiving Party can prove was rightfully in its possession prior to disclosure from the Disclosing Party or from Nortel's supplies; or (3) to Proprietary Information which is independently developed by the Receiving Party; or (4) if such restrictions would prevent required compliance with applicable law, applicable governmental regulation, or an order of a court of competent jurisdiction. A Receiving Party invoking exception (4) above shall use all commercially reasonable efforts to notify the Disclosing Party of any intended disclosure as far in advance of the date of required compliance as is practicable and shall not make such disclosure in advance of the date of required compliance, so that the Disclosing Party may have an opportunity to take such steps as it deems appropriate to defend its interests; provided, however, that in the event the Receiving Party invokes exception (4) above and the Proprietary Information is that of a Nortel supplier, such notification shall be made to Nortel.

Section 5.3    SURVIVAL OF RESTRICTION

Distributor's confidentiality obligations shall survive the termination of this Agreement, regardless of the cause, and shall extend to the earlier of such times as Proprietary Information and/or Software enters the public domain through no fault of Distributor, or for Proprietary Information other than Software, ten (10) years following the expiration or termination of this Agreement.

                                   ARTICLE SIX
                 COMPLIANCE WITH LAWS: GRATUITIES AND INSURANCE

Section 6.1    COMPLIANCE WITH LAWS

Nortel and Distributor shall comply with all applicable federal, state and local laws and regulations regarding the general conduct of business whether or not specifically related to the design, manufacturing, transportation, sale, lease, installation, or maintenance of the Products. Additionally, Distributor shall comply with instructions given by UTAM with respect to Distribution and deployment of Products in the Unlicenced PCS Spectrum.

Section 6.2    GRATUITIES

Each party to this Agreement represents to the other that it has not offered or given, and will not offer or give, to any employee of the other, any gratuity with a view toward securing any business from the other or toward influencing such person with respect to the terms, conditions or performance of this Agreement. The foregoing provision shall not apply to any publicly announced Nortel sales incentive plan in which Distributor may allow its employees to participate.

Section 6.3    INSURANCE COVERAGE

Both Nortel and Distributor shall maintain, during the term of this Agreement, all insurance and/or bonds required by any applicable law, including but not limited to: (1) workers' compensation insurance as prescribed by the laws of all states in which work pursuant to this Agreement is performed; (2) employer's liability insurance with limits of at least $5 million per occurrence; (3) comprehensive general liability insurance (including products liability coverage, contractual liability, advertising liability, and comprehensive automobile liability coverage) with each coverage having limits of at least $5 million per occurrence. Either party shall furnish certificates or other adequate proof of such insurance to the other upon written request. Proof of a program of self-insurance acceptable to the requesting party (which shall not be unreasonably withheld) shall satisfy any such request. Both Nortel and Distributor shall require any subcontractors and Sales Agents involved with the performance of work pursuant to this Agreement, to agree to maintain insurance coverage and to furnish certificates or other adequate proof thereof to both Nortel and Distributor upon written request.

Section 6.4    MISCELLANEOUS OBLIGATIONS

         Section 6.4.1   RIGHT OF ACCESS/HARMONY

         In order to carry out the intent of this Agreement, Nortel and Distributor shall each have reasonable access, upon reasonable prior notice, to the premises of the other during normal business hours and at such other times as may be agreed upon. Whenever the employees and/or agents of either party are working on the premises of the other party, or on the premises of an End User, the employing party shall be responsible for ensuring that such employees work in harmony with all other individuals on such premises.

         Section 6.4.2   PLANT AND WORK RULES

         Whenever the employees and/or agents of either party are on the premises of the other party, or on the premises of an End User, they shall comply with all site rules and regulations (including, where required by government regulations, submission of satisfactory clearance from the U.S. Department of Defense and/or any other governmental authorities concerned).

         Section 6.4.3   PERSONAL RELEASES VOID

         Neither Nortel nor Distributor shall require representatives of the other any waivers or releases of any personal right in connection with visits to its premises. Even if obtained, no such waivers or releases shall be pleaded by either party in any action or proceeding.

                                  ARTICLE SEVEN
                        BREACH OF AGREEMENT: TERMINATION

Section 7.1    BREACH OF THIS AGREEMENT

A material breach and default of this Agreement shall be deemed to have occurred whenever: (1) one party shall have violated any material provision of this entire Agreement; and (2) the violating party shall have received Formal Notice from the other party stating the nature of the violation with reasonable particularity and stating that the other party objects to the violation; and (3) the violating party shall have failed to cure or correct the violation within thirty (30) days of the receipt of such Formal Notice if the violation is amenable to immediate correction; or (4) the violating party shall have failed to commence cure or correction of the violation within thirty (30) days of the receipt of such Formal Notice or to thereafter diligently pursue such cure or correction, if the violation is not amenable to immediate correction. The date of a breach shall be deemed to be the date on which the violating party received the Formal Notice required under this Section 7.1. The non-breaching party shall have the right to suspend performance of any executory obligation under this Agreement from the date of such Formal Notice until the breach is cured.

Section 7.2    TERMINATION OF DISTRIBUTOR

Distributor expressly recognizes the valid business need for, and hereby agrees to, the termination provisions set forth below. Further, Distributor agrees that it shall not be entitled to payment or compensation of any kind upon termination of this Agreement under the provisions of Section 7.3 for: (1) Distributor's prior efforts in promoting or creating goodwill for the Products and/or for Nortel; (2) any of Distributor's costs incurred in the performance of this Agreement; (3) any of Distributor's costs incurred because of the termination; and (4) any loss of profit and/or potential profit caused by termination.

Section 7.3 TERMINATION FOR STATED CAUSES

        (a) Either party may unilaterally terminate this Agreement, immediately but with Formal Notice to the other party, in the event that the other party: (1) becomes insolvent or makes a general assignment for the benefit of creditors; or (2) admits, in writing, its inability to pay debts as they come due; or (3) has a trustee or receiver appointed by any court with respect to it or any substantial part of its assets; or (4) has bona fide action taken by or against it under bankruptcy or insolvency laws; or (5) transfers or assigns, or attempts to transfer or assign any of its rights under this Agreement without obtaining the prior written consent of the other party; or (6) except as expressly authorized in this Agreement, delegates or attempts to delegate any of its duties under this Agreement; or (7) causes, agrees to, or suffers a Significant Ownership Change; or (8) grants or makes, or attempts to grant or make, any illegal or improper consideration or payment, including, without limitation thereto, any bribe, inappropriate commission, "pay-off", "kick-back" or payment of similar nature in conjunction with the Distribution of any Product under this Agreement; or (9) accepts, receives, or solicits any illegal or improper consideration or payment, including, without limitation thereto, any bribe, inappropriate commission, "pay-off", "kick-back" or payment of similar nature in conjunction with the Distribution of any Product under this Agreement; or (10) makes payment of any fees for services which are not actually rendered or pays any fees in excess of the fair value of any services rendered, in conjunction with the Distribution of any Product under this Agreement. Any party becoming aware of evidence tending to indicate the possible occurrence of any of the events described in Section 7.3(a)(1) through Section 7.3(a)(10), and involving its own employees or the employees of the other party, shall cause its attorneys to notify the other party's attorneys of such evidence, and, if appropriate, to request that the other party's attorneys conduct and/or cooperate in an investigation of the evidence in anticipation of litigation. No such notification shall be deemed an admission of the occurrence of any such event or of any possible complicity therein. Nortel's rights with respect to situations as provided above may be exercised, at Nortel's option, to terminate some contractual provisions without terminating others.

         (b) Certain possible failures of Distributor to abide by the terms of this Agreement are of sufficient importance to Nortel that Nortel wishes to have the right to terminate this Agreement, in whole or part, or portions thereof relating to specific Product authorizations, or otherwise extend this Agreement beyond the expiration of the Term, in any such case without regard to an inquiry as to whether such failure might be considered by a court as a material breach of the Agreement as a whole. Accordingly, occurrence of any of the following possible failures of Distributor to comply with this Agreement shall afford Nortel the complete and unrestricted right to declare a breach and default in accordance withSection 7.1, without regard to the materiality requirement ofSection 7.1, and to thereafter terminate this Agreement, and any subsequent renewal agreement which may have been offered underSection 1.3, for breach, or to refuse to renew or otherwise extend this Agreement beyond the expiration of the Term: (1) failure to comply with the requirements ofSection 2.1.1: (2) failure to meet, within the Territory, the Minimum Distribution Level during any calendar year; (3) failure to comply with the requirements ofSection 2.1.6: (4) failure to comply with the requirements ofSection 4.3 (including all subsections thereof).

         (c) The enumerations of failures presumed material for purposes of termination which are contained in Section 7.3(b) shall not be deemed to exclude the possibility that other failures not enumerated may be found to be material for purposes of termination and/or for any other purpose. Invocation or admission of any of the above failures shall not be deemed an admission of materialtiy for any other purpose and in particular for purposes of adjudication of any claim damages.

Section 7.4    SUPPORT OF DISTRIBUTOR AFTER TERMINATION

Nortel will not provide any post termination support to a Distributor if this Agreement is terminated by Nortel in accordance with the provisions of Section
7.3. In the event of a termination of this Agreement by Distributor pursuant to
Section 7.1, or in the event of expiration of the Term of this Agreement, Nortel will provide the Product specific level of support specified in the Product Catalog.

Section 7.5    FORCE MAJEURE

Neither party shall be responsible for delays or failures in performance of this Agreement resulting from: (1) acts or occurrences beyond the reasonable control of such party (including, without limitation thereto, fire, explosion, power failure, lightning, severe weather, acts of God, war, revolution, civil commotion, infection of Products or tools by a software virus, any law, order, regulation, ordinance, or requirement of any government or legal body (or any representative of any such government or legal body)); or (2) labor unrest (including, without limitation thereto, strikes, slowdowns, picket-lines, and boycotts whether primary or secondary, and without regard to whether such labor unrest could have been settled by acceding to the demands of a labor organization). In such event, the party whose performance is directly affected by any such circumstances shall be excused from such performance on a day-for-day basis to the extent of the interference. If such excuse of the performance of the directly affected party shall prevent related performance by the other party, then the performance of the other party shall also be excused on a day-for-day basis to the extent of the indirect interference. In the event that any such event of force majeure shall continue for more than thirty days, then the parties shall enter into good faith negotiations directed toward a mutually acceptable resolution of outstanding obligations. If the event of force majeure shall continue for more than sixty days, then any order by Distributor may be considered terminated without any penalty to Distributor or Nortel.

                                  ARTICLE EIGHT
                          GENERAL TERMS AND CONDITIONS

Section 8.1    LIMITATION OF LIABILITIES

         NEITHER NORTEL NOR DISTRIBUTOR SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE OR FOR ANY REASON, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR, EXCEPT TO THE EXTENT EXPLICITLY PROVIDED FOR HEREIN, FOR ANY CLAIMS AGAINST THE OTHER BY ANY THIRD PARTY. DISTRIBUTOR HEREBY WAIVES ANY CLAIMS IT MAY ACQUIRE BY VIRTUE OF THIS AGREEMENT AGAINST NORTEL'S SOFTWARE SUPPLIERS FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES WHATSOEVER, ARISING OUT OF THE LICENSING OF SOFTWARE FOR THE DISTRIBUTOR'S OWN USE OR DISTRIBUTION OF SOFTWARE BY DISTRIBUTOR AS AGENT FOR NORTEL OF LICENSES TO END-USERS PURSUANT TO THIS AGREEMENT.

Section 8.2    GENERAL INDEMNITIES

(a)      In addition to those indemnities set forth in Section 2.1.8(e)(11),
         Section 3.7, and Section 4.3, each party shall indemnify the other with respect to any third party claims, as follows:

            (1) claims, suits, or proceedings threatened or brought alleging bodily injury, including death, or damage to tangible property, to the extent any damage is caused by the negligence or willful misconduct of the indemnifying party (except that in all cases Distributor shall indemnify Nortel with respect to any claim that the installation or placement of a telephone instrument, console or other device intended to be used by an individual user, including any wires connected to it, caused the injury or damage);

            (2) all other third party claims, suits, or proceedings threatened or brought alleging damages, losses, costs or expenses arising out of or related to the failure of the party against whom indemnification is sought to properly and fully perform any affirmative obligation undertaken by it in this Agreement (so long as no corresponding and concurrent duty to perform the same obligation, at the time of the act or omission complained of, by the party seeking indemnification also exists in this Agreement), except that with respect to intellectual property infringement claims, Nortel's sole obligations shall be as defined in Section 8.3 below.


(b) The Receiving Party shall indemnify the Disclosing Party against measurable economic loss proximately caused by the breach of the provisions of Article Five of this Agreement by the Receiving Party.

Section 8.3    INTELLECTUAL PROPERTY INFRINGEMENT

(a) The following terms shall have the definitions indicated herein for the purposes of this Section 8.3 only:

         "Software" shall mean any set of one or more Nortel proprietary computer programs which is composed of routines, subroutines, concepts, processes, algorithms, formulas, ideas, know how, model, generated code, source code, and/or related documentation, some or all of which are trade secrets, severally owned by Nortel. The term Software shall also include any corrections, patches, updates or revisions to Software originally Distributed.

         "Hardware" shall mean only Nortel proprietary physical portions of Nortel Product, including memory circuits and media upon which Software and/or Licensed Software may be delivered, but excluding Software and Licensed Software.

"Licensed Software" shall mean any set of one or more third party-owned computer programs which are composed of routines, subroutines, concepts, processes, algorithms, formulas, ideas, know how, model, generated code, source code, and/or related documentation, some or all of which are trade secrets. The term Licensed Software shall also include any corrections, patches, updates or revisions to Licensed Software originally Distributed.

"Third Party Hardware" shall mean only third party owned physical portions of a Product, including memory circuits and media upon which Software and/or Licensed Software may be delivered, but excluding Software and Licensed Software in which Nortel has Distribution rights.

(b) Nortel will indemnify and/or defend, as the case may be, claims of infringement of intellectual property rights of third parties for only those Products and Product components specifically identified as being so covered in the Product Catalog. If a Product or Product component is identified in the Product Catalog as being covered by a duty to indemnify and/or defend, the following shall apply:


     (1) For Software and Hardware: Nortel will indemnify and defend, at its own expense, Distributor from and against any action brought against Distributor by a third party, to the extent that such action is based on a claim that the normal manufacture, use or sale of such Software and/or Hardware infringes any United States patent, trademark or copyright or misappropriates the trade secret rights of that third party.



     (2) For Licensed Software and Third Party Hardware: Nortel will defend, at its own expense, any action brought against Distributor by a third party, to the extent that such action is based on a claim that the normal manufacture, use or sale of such Licensed Software and/or Third Party Hardware infringes any United States copyright or misappropriates the trade secret rights of that third party.


(c) The conditions precedent to the duties set forth herein shall be that: (1) Distributor, in the applicable instance, shall have complied with the requirements of this Agreement with respect to retention of, transfer of, and/or license of the right to use Software and/or Licensed Software; (2) Distributor shall have given Nortel Formal Notice of such claim promptly on receipt of same; (3) such claim does not arise from modifications to Hardware, Software, Licensed Software or Third Party Hardware not authorized in writing by Nortel; (4) such claim does not arise from use or combinations of Hardware, Software, Licensed Software or Third Party Hardware with other products not provided by Nortel wherein the infringement arises from such combination and such use or combination is not authorized in writing by Nortel; (5) such claim does not arise from Hardware, Software, Licensed Software or Third Party Hardware supplied in accordance with any design or special instructions provided by Distributor on its behalf or on behalf of an End User; and (6) should Hardware, Software, Licensed Software or Third Party Hardware become, or in Nortel's sole opinion, be likely to become, the subject of such claim of infringement, Distributor shall permit Nortel, at Nortel's option and expense, either to (i) procure the right to continue using such Hardware, Software, Licensed Software or Third Party Hardware; (ii) replace or modify (at Nortel's option) such Hardware, Software, Licensed Software or Third Party Hardware while maintaining the functionality of such Hardware, Software, Licensed Software or Third Party Hardware; or (iii) refund to Distributor the purchase price or fee paid less a reasonable amount for use, damage and obsolescence, whereupon Distributor shall return to Nortel all Hardware, Software, Licensed Software or Third Party Hardware for which such amount is paid by Nortel.


(d) In no event shall Nortel's portion of such defense costs under Section 8.3(b)(2) exceed the aggregate purchase price or fee paid by Distributor for the alleged infringing Licensed Software or Third Party Hardware.



Section 8.4    ENFORCEMENT OF INDEMNITIES

            Section 8.4.1   NOTICE OF CLAIMS

                 (a) A party choosing to invoke an indemnity in a third party claim situation shall provide Formal Notice to the other party of the existence and basic nature of the claim, suit, or proceeding against the invoking party.

                 (b) The party seeking indemnification must immediately turn over full defense and settlement of the claim to the party against whom indemnification is sought, and cooperate fully with such party. The party against whom indemnification is sought will not be liable for indemnification of amounts settled or compromised without its consent, or for judgments, decrees or orders issued by a court or administrative agency of competent jurisdiction to the extent it was not given full defense of the matter.

                                  ARTICLE NINE
                                  MISCELLANEOUS

Section 9.1    ASSIGNMENT AND DELEGATION

Distributor may not assign any rights or delegate any duties arising out of this Agreement without the prior written consent of Nortel. Any such attempted assignment and/or delegation shall be void.

Section 9.2    NOTICES

Routine correspondence between the parties to this Agreement shall be in writing and sent by appropriate mail, telegram, courier service, electronic communicator or electronic mail system to the addresses specified in this Agreement. Formal Notice shall be given whenever required by a provision of this Agreement. Formal Notice shall be in writing, sent by certified or registered U.S. mail, or express courier service, with postage prepaid, return receipt requested, to the addresses listed below. Formal Notice shall be deemed delivered as of midnight, Central Time, on the date mailed. In addition, any notice to be given may also be given by facsimile or other electronic format provided that the party giving the notice obtains acknowledgment by facsimile or other electronic format that such notice has been received by the party to be notified. Notice given in this manner shall be effective upon delivery of the Formal Notice.

 Section 9.2.1   ADDRESS FOR NORTEL

          MAILING ADDRESS                   STREET ADDRESS

          NORTHERN TELECOM INC.             NORTHERN TELECOM INC.
          Distribution Management           Distribution Management
          P.O. Box 833858                   2221 Lakeside Boulevard
          Richardson, TX  75083-3858        Richardson, TX  75082-4399

 Section 9.2.2   ADDRESS FOR DISTRIBUTOR

          MAILING ADDRESS                   STREET ADDRESS

          WilTel Communications, L.L.C.     WilTel Communications, L.L.C.
          2400 Camino Ramon, Suite 100      2400 Camino Ramon, Suite 100
          San Ramon, CA  94583              San Ramon, CA  94583
          Attn:  Frank Lipari               Attn:  Frank Lipari
          Title: Vice President of          Title: Vice President of Marketing
                 Marketing

Section 9.3    SURVIVAL OF SOFTWARE LICENSES AND SUBLICENSES

If Distributor was a Distributor under a prior version (Version 2.00, 2.10, 3.00, 3.10) of this Agreement, and pursuant to that version granted licenses or sublicenses of Software in conformance with the terms and conditions then in effect, such terms and conditions of the prior version of this Agreement with respect to such licensing or sublicensing shall survive and remain in full force and effect for all licenses or sublicenses duly made and executed. However, all Software replacements and/or upgrades shall be governed by the Nortel Software License in Annex D to this Agreement and the other license terms of this Agreement.

Section 9.4    ANNEXES INCORPORATED

The following Annexes to this Agreement are incorporated herein by this reference as if they had been fully set out within the main body. Each Nortel Product which may be authorized for Distribution pursuant to this Agreement is so authorized only pursuant to a duly executed Annex B.

                   Annex A:         Territory
                   Annex B:         Authorized Products
                   Annex C:         Affiliates of Distributor
                   Annex D:         Software License

Section 9.5    GOVERNING LAW

This Agreement shall be construed under, and enforced in accordance with, the laws of the State of Texas (with the exception of such laws governing conflict of law questions).

Section 9.6    PRINCIPLES OF INTERPRETATION

            Section 9.6.1 SEVERABILITY

            If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, such finding shall not affect the validity and/or enforceability of the Agreement as a whole or of any other part of the Agreement. In such case, the parties will substitute a valid provision which most closely achieves the intent of the invalid provision, and this Agreement shall be construed and enforced as if it did not contain the invalid and/or unenforceable provision.

            Section 9.6.2 HEADINGS FOR CONVENIENCE ONLY

            The Article and Section headings contained in this Agreement are inserted for convenience only and shall not be considered to affect the meaning of the provisions of the body of the Agreement.

            Section 9.6.3 WAIVERS OR AMENDMENTS

            No failure to enforce any provision, assert any right, or insist on performance of any obligation under this Agreement, in any instance, shall be deemed a waiver of the ability to enforce such provision, assert such right, or insist on the performance of such obligation in the future. No course of dealing, or informal communication of any kind, shall be deemed to amend this Agreement. Except as stated herein with respect to the Product Reference Guide, etc., this Agreement may be amended only by a formal written amendment signed by a duly authorized representative of both parties, and any oral amendment shall be deemed void.

            Section 9.6.4 SURVIVAL OF OBLIGATIONS

            The provisions of any section of this Agreement which, by their sense and context, appear to be intended to survive the termination or expiration of this Agreement shall so survive.

Section 9.7    PRODUCT REFERENCE GUIDE AND PRODUCT CATALOG

The Product Reference Guide and the Product Catalog are both documents which are intended to be modified and changed from time to time. References in this Agreement to prices, descriptions, specifications, warranties, programs, or other terms and conditions contained in either such document shall always be deemed to apply to that version of the product Reference Guide or the Product Catalog which is in effect on the date Nortel accepts an order for a Product or service from the Distributor or Affiliate with respect to matters related to that specific Product or service order. Certain programs may have defined periods of effectiveness or applicability or may be terminated with a notice to Distributor pursuant to their terms as defined in the document. Nortel reserves the right to amend the Product Reference Guide and Product Catalog at any time and from time to time.

Section 9.8    ENTIRE AGREEMENT

This Agreement, together with the Product Reference Guide and other written notifications from Nortel, shall constitute the entire Agreement between the parties with respect to the contemplated Distribution relationship and supersedes all previous negotiations, proposals, commitments, writings, advertisements, publications, agreements and understandings of any nature whatsoever related to the contemplated Distribution relationship. Except for forms included in or referenced in this Agreement, provisions on either party's forms used in conjunction with transactions pursuant to this Agreement shall not be deemed to modify or add to this Agreement or to govern the transactions in which used.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives.




NORTHERN TELECOM INC.                        WILTEL COMMUNICATIONS, L.L.C.


By:  /s/ RADFORD L. KELLY                    By:  /s/ GARRY K. MCGUIRE
  ---------------------------------------      --------------------------------

Name:   Radford L. Kelly                     Name:   Garry K. McGuire
     ------------------------------------        ------------------------------

Title: AVP, Distribution & Contracts Mgmt.   Title:  President & COO
      -----------------------------------         -----------------------------

Date:  October 20, 1997                      Date:  November 3, 1997
      -----------------------------------        ------------------------------

                                     ANNEX A

                                    TERRITORY

TO BE COMPLETED FOR DISTRIBUTOR AND EACH AFFILIATE SEPARATELY WHENEVER THE TERRITORY OF EACH AFFILIATE IS NOT IDENTICAL TO DISTRIBUTOR'S TERRITORY. TO BE COMPLETED FOR EACH PRODUCT SEPARATELY WHENEVER THE TERRITORY FOR ALL PRODUCTS CARRIED IS NOT IDENTICAL. SEE ANNEX B FOR AUTHORIZED PRODUCTS.

Name of Distributor:  WilTel Communications, L.L.C.

DEFINITION OF AUTHORIZED TERRITORY SHALL BE DEFINED AS FOLLOWS:

     For M1, Meridian Safe for M1, TSAPI, Open IVR, VISIT Messenger, SL-100, Meridian Safe for SL-100, Residential/Business Terminals, Norstar, VISIT Voice/Video, National ISDN, COMPANION, Galileo, 911 CTI and MBA:

       The fifty states of the United States and the District of Columbia.

     For Meridian Digital Centrex, the Authorized Territory shall be defined as that area in which WilTel Communications, L.L.C. or its authorized Affiliates provide dial tone to the End User: (i) through a central office owned and operated by WilTel Communications, L.L.C., or (ii) as an agent for a local exchange provider, or (iii) pursuant to interconnection agreements under the Communications Act, as amended by the Telecommunications Act of 1996.

     Any failure to achieve the Minimum Distribution Level for a given calendar year shall entitle Nortel to invoke its right to terminate the Distributorship Agreement pursuant to the terms of
     Section 2.1.2.


THIS ANNEX IS EFFECTIVE AS OF   JANUARY 1, 1998
                              ----------------------------


NORTHERN TELECOM INC.                      WILTEL COMMUNICATIONS, L.L.C.

By:  /s/ DAVID E. CALKINS                  By: /s/ GARRY K. MCGUIRE
   -----------------------------------        --------------------------------

Name:  David E. Calkins                    Name:  Garry K. McGuire
     ---------------------------------          ------------------------------

Title: Dir. Market Channell Development    Title: President & COO
       & Distribution Contracts                  -----------------------------
      --------------------------------

Date:  October 20, 1997                    Date:  November 3, 1997
     ---------------------------------          ------------------------------



                                     Annex A
                                     Page 1

                                ANNEX B


                         AUTHORIZED PRODUCT(S)

Name of Distributor: WilTel Communications, L.L.C.

DEFINITION OF AUTHORIZED PRODUCT(S) SHALL BE DEFINED AS FOLLOWS:

Each Nortel Product which may be authorized for Distribution pursuant to this Agreement is part of a Nortel Product Group. The following matrix identifies the Products which have been authorized by Nortel for Distribution, the applicable Product Group for the authorized Product, the date each Product was authorized for Distribution, the applicable Software License, Sales Agent authorization and the applicable Product Catalog.


                              PRODUCT      DATE            SOFTWARE              SALES
           PRODUCT             GROUP    AUTHORIZED          LICENSE              AGENT            PRODUCT CATALOG
----------------------------  -------   ----------     ------------------        ------   -----------------------------------
   Residential/Business          A       01/01/98          Not Required           Yes        Residential/Business Sets
          Terminals
        National ISDN            A       01/01/98          Not Required           Yes              National ISDN
  Meridian Digital Centrex       B       01/01/98          Not Required           Yes          Meridian Business Sets
       Meridian 1 (M1)           C       01/01/98       Nortel's SW License       No                 Meridian 1
           Norstar               C       01/01/98       Nortel's SW License       Yes                 Norstar
          COMPANION              C       01/01/98       Nortel's SW License       No                 COMPANION
           Galileo               C       01/01/98       Nortel's SW License       No                  Galileo
    Meridian Safe for M1         D       01/01/98       Nortel's SW License       No                 Meridian 1
                                                           and Original                      Section : System Administration
                                                          Manufacturer's                        Products (Meridian Safe)
                                                            SW License
      NetWare Telephony          D       01/01/98       Nortel's SW License       No                 Meridian 1
      Services (TSAPI)                                                                       Section : System Administration
                                                                                               Products-NetWare Telephony
                                                                                                    Services (TSAPI)
          Open IVR               D       01/01/98       Nortel's SW License       No                 Meridian 1
                                                                                              Section : Message Processing
                                                                                                Applications (Open IVR)
       VISIT Messenger           D       01/01/98       Nortel's SW License       No                 Meridian 1
                                                                                        Section : Message Processing Applications
                                                                                                   (VISIT Messenger)
      VISIT Voice/Video          D       01/01/98       Nortel's SW License       No       VISIT Multimedia Applications




                                     Annex B

                                    ANNEX B

                             AUTHORIZED PRODUCT(S)
                                  (CONTINUED)


                                                                                          SALES
      PRODUCT                DATE           SOFTWARE                  SALES               AGENT         PRODUCT CATALOG
--------------------       -------         ----------         ---------------------      --------     -----------------------
        CC MIS                D                                 Nortel's SW License        No                SL-100
                                                                                                             Section : CC MIS
        911 CTI               D             01/01/98           Nortel's SW License         No          911 Computer Telephony
                                                                                                        Integrated Solutions
   Multimedia Business        D             01/01/98           Nortel's SW License         No           Multimedia Business
    Applications (MBA)                                            and Original                              Applications
                                                                 Manufacturer's SW
                                                                    License
Meridian Safe for SL-100      E             01/01/98           Nortel's SW License         No                 SL-100
                                                                  and Original
                                                                Manufacturer's SW
                                                                   License
        SL-100                E              1/01/98           Nortel's SW License         No                 SL-100





NORTHERN TELECOM INC.                      WILTEL COMMUNICATIONS, L.L.C.


By:  /s/ RADFORD L. KELLY                  By: /s/ GARRY K. MCGUIRE
   -----------------------------------        --------------------------------

Name:  Radford L. Kelly                    Name:  Garry K. McGuire
     ---------------------------------          ------------------------------

Title: AVP, Distribution & Contract        Title: President & Coo
       Mgmt.                                     -----------------------------
      --------------------------------

Date:  October 20, 1997                    Date:  November 3, 1997
     ---------------------------------          ------------------------------



                                    Annex B
                                  Page 2 of 2

                                     ANNEX C

                            AFFILIATES OF DISTRIBUTOR


Name of Distributor:  WilTel Communications, L.L.C.

LIST OF AUTHORIZED AFFILIATES:

         None.










This Annex is effective as of __________________.







NORTHERN TELECOM INC.             DISTRIBUTOR

By:                               By:
         ---------------------             -----------------------

Name:                             Name:
         ---------------------             -----------------------

Title:                            Title:
         ---------------------             -----------------------

Date:                             Date:
         ---------------------             -----------------------

                                     ANNEX D
                         TO DISTRIBUTION AGREEMENT 4.01
                                SOFTWARE LICENSE

          NORTHERN TELECOM INC. ("NORTEL") TELECOMMUNICATIONS PRODUCTS


--------------------------------------------------------------------------------
THIS LEGAL DOCUMENT IS A LICENSE AGREEMENT ("License") BETWEEN YOU, THE END-USER ("CUSTOMER"), AND NORTEL. BY ACQUIRING A SYSTEM, AN UPGRADE TO AN EXISTING SYSTEM OR SOFTWARE PRODUCTS FROM NORTEL OR A NORTEL DISTRIBUTOR, YOU, THE CUSTOMER, AGREE TO BE BOUND BY THE TERMS OF THIS LICENSE.
--------------------------------------------------------------------------------

Subject to the terms hereinafter set forth, NORTEL grants to CUSTOMER and/or its representatives, with a "need to know", a personal, non-exclusive license (1) to use the licensed software, proprietary to NORTEL or its suppliers and (2) to use the associated documentation. CUSTOMER is granted no title or ownership rights, in or to the licensed software, in whole or in part, and CUSTOMER acknowledges that title to and all copyrights, patents, trade secrets and/or any other intellectual property rights to and in all such licensed software and associated documentation are and shall remain the property of NORTEL and/or NORTEL's suppliers. The right to use licensed software may be restricted by a measure of usage of applications based upon number of lines, number of ports , number of terminal numbers assigned, number of users, or some similar measure. Expansion beyond the specified usage level may require payment of an incremental charge or another license fee.

NORTEL considers the licensed software to contain "trade secrets" of NORTEL and/or its suppliers. Such "trade secrets" include, without limitation thereto, the specific design, structure and logic of individual licensed software programs, their interactions with other portions of licensed software, both internal and external, and the programming techniques employed therein. In order to maintain the "trade secret" status of the information contained within the licensed software, the licensed software is being delivered to CUSTOMER in object code form only.

NORTEL or any of its suppliers holding any intellectual property rights in any licensed software, and/or any third party owning any intellectual property rights in software from which the licensed software was derived, are intended third party beneficiaries of this License. All grants of rights to use intellectual property intended to be accomplished by this License are explicitly stated. No other grants of such rights shall be inferred or shall arise by implication.

CUSTOMER warrants to NORTEL that CUSTOMER is not purchasing the rights granted by this License in anticipation of reselling those rights.

CUSTOMER shall:

o Hold the licensed software in confidence for the benefit of NORTEL and/or NORTEL's suppliers using no less a degree of care than it uses to protect its own most confidential and valuable information; and

o Keep a current record of the location of each copy of licensed software made by it; and

o Install and use each copy of licensed software only on a single CPU at a time (for this purpose, single CPU shall include systems with single processing units); and

o Affix to each copy of licensed software made by it, in the same form and location, a reproduction of the copyright notices, trademarks and all other proprietary legends and/or logos of NORTEL and/or NORTEL's suppliers, appearing on the original copy of such licensed software delivered to CUSTOMER; and retain the same without alteration on all original copies; and

o Issue instructions to each of its authorized employees, agents and/or representatives to whom licensed software is disclosed, advising them of the confidential nature of such licensed software and to provide them with a summary of the requirements of this License: and

o Return the licensed software and all copies through an Authorized Distributor to NORTEL at such time as CUSTOMER chooses to permanently cease using it.

CUSTOMER shall not:

o Use licensed software (i) for any purpose other than CUSTOMER's own internal business purposes and (ii) other than as provided by this License; or

o Allow anyone other than CUSTOMER's employees, agents and/or representatives with a "need to know" to have physical access to licensed software; or

o Make any copies of licensed software except such limited number of object code copies in machine readable form only, as may be reasonably necessary for execution or archival purposes only; or

o Make any modifications, enhancements, adaptations, or translations to or of licensed software, except as may result from those CUSTOMER interactions with the licensed software associated with normal use and explained in the associated documentation; or

o Attempt to reverse engineer, dissemble, reverse translate, decompile, or in any other manner decode licensed softwares in order to derive the source code form or for any other reason; or

o Make full or partial copies of any documentation or other similar printed or machine-readable matter provided with licensed software unless the same has been supplied in a form by NORTEL intended for periodic reproduction of partial copies; or

o Export or re-export licensed software an/or associated documentation from the fifty states of the United States and the District of Columbia.

o NOTE: Notwithstanding the above restrictions, if CUSTOMER has licensed the licensed software under a "site license" option as set forth in CUSTOMER's purchase agreement, CUSTOMER is authorized to make a limited number of copies of the licensed software and documentation to support additional users as specified in CUSTOMER's purchase agreement.


CUSTOMER may assign collectively its rights under this License to any subsequent owner of the associated hardware, but not otherwise, subject to the payment of the then current license fee for new users, if any. No such assignment shall be valid until CUSTOMER has delegated all of its obligations under this License to the assignee; and (2) has obtained from the assignee an unconditional written assumption of all such obligations; and (3) has provided Nortel a copy of such assignment, delegation and assumption; and (4) has transferred physical possession of all licensed software and all associated documentation to the assignee and destroyed all archival copies. Except as provided, neither this License nor any rights acquired by CUSTOMER through this License are assignable. Any attempted assignment of rights and/or transfer




                                Annex D - Page 1
of licensed software not specifically allowed shall be void and conclusively presumed a material breach of this License.

If NORTEL (i) claims a material breach of this License, and (ii) provides written notice of such claimed material breach to CUSTOMER and (iii) observes that such claimed material breach remains uncorrected and/or unmitigated more than thirty (30) days following CUSTOMER's receipt of written notice specifying in reasonable detail the nature of the claimed material breach, then CUSTOMER acknowledges that this License may be immediately terminated by NORTEL and CUSTOMER further acknowledges that any such termination shall be without prejudice to any other rights and remedies that NORTEL may have at law or in equity.

EXPRESS LIMITED WARRANTIES FOR ANY ITEM OF LICENSED SOFTWARE, IF ANY, WILL BE SOLELY THOSE GRANTED DIRECTLY TO CUSTOMER BY DISTRIBUTOR. OTHER THAN AS SET FORTH THEREIN, THIS LICENSE DOES NOT CONFER ANY WARRANTY TO CUSTOMER FROM OR BY NORTEL.

THE LICENSED SOFTWARE IS PROVIDED BY NORTEL "AS IS" AND WITHOUT WARRANTY OF ANY KIND OR NATURE, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING (WITHOUT LIMITATION) THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

THIS LIMITATION OF WARRANTIES WAS A MATERIAL FACTOR IN THE ESTABLISHMENT OF THE LICENSE FEE CHARGED FOR EACH SPECIFIC ITEM OF SOFTWARE LICENSED.

IN NO EVENT WILL NORTEL AND/OR NORTEL'S SUPPLIERS AND THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO OR THROUGH CUSTOMER FOR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF BUSINESS OR BUSINESS INFORMATION, BUSINESS INTERRUPTION, OR OTHER ECONOMIC DAMAGE, AND FURTHER INCLUDING INJURY TO PROPERTY, AS A RESULT OF USE OR INABILITY TO USE THE LICENSED SOFTWARE OR BREACH OF ANY WARRANTY OR OTHER TERM OF THIS LICENSE, REGARDLESS OF WHETHER NORTEL AND/OR NORTEL'S SUPPLIERS WERE ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

THE RIGHTS AND OBLIGATIONS ARISING UNDER THIS LICENSE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS.





-------------------------------------------------------------------------------

                CUSTOMER HEREBY AGREES TO ADHERE TO THE TERMS AND
                 CONDITIONS OF THIS SOFTWARE LICENSE AGREEMENT:


CUSTOMER SIGNATURE:
                   ------------------------------------------------------------

PRINTED NAME:                                        DATE:
             --------------------------------------        --------------------

COMPANY NAME:                               TELEPHONE NUMBER:
             ------------------------------                  ------------------

DISTRIBUTOR NAME:
                 --------------------------------------------------------------

-------------------------------------------------------------------------------




                                RADFORD L. KELLY
                  AVP, CONTRACTS AND MARKET CHANNEL MANAGEMENT
                              NORTHERN TELECOM INC.



                                Annex D - Page 2